SCHEDULE 14A

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The Charles Schwab Corporation

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THE CHARLES SCHWAB CORPORATION 2008 PROXY STATEMENT

March 28, 2008

Dear Fellow Stockholders,

We cordially invite you to attend our 2008 Annual Meeting of Stockholders. The meeting will be held on Thursday, May 15, 2008, at 2:00 p.m., Pacific Time, at the Westin Hotel, 50 Third Street, San Francisco, California.

At the meeting we will:

•	elect five directors for three-year terms,

•	vote on two stockholder proposals, and

•	consider any other business properly coming before the meeting.

We also will report on our corporate performance in 2007 and answer your questions.

We are pleased to offer you the convenience of viewing our annual meeting by webcast at www.schwabevents.com. If you prefer to attend the meeting in person, please follow the advance registration instructions as outlined in this proxy statement. We look forward to your participation.

Sincerely,

CHARLES R. SCHWAB

CHAIRMAN AND CHIEF EXECUTIVE OFFICER

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NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

The 2008 Annual Meeting of Stockholders of The Charles Schwab Corporation will be held on Thursday, May 15, 2008, at 2:00 p.m., Pacific Time, at the Westin Hotel, 50 Third Street, San Francisco, California, to conduct the following items of business:

•	elect five directors for three-year terms,

•	vote on two stockholder proposals, and

•	consider any other business properly coming before the meeting.

Stockholders who owned shares of our common stock at the close of business on March 17, 2008 are entitled to attend and vote at the meeting and any adjournment or postponement of the meeting. A complete list of registered stockholders will be available prior to the meeting at our principal executive offices at 120 Kearny Street, San Francisco, California 94108.

By Order of the Board of Directors,

CARRIE E. DWYER

EXECUTIVE VICE PRESIDENT,

GENERAL COUNSEL AND

CORPORATE SECRETARY

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PROPOSAL FOR WHICH WE REQUEST YOUR VOTE

This proxy statement describes the proposals on which you may vote as a stockholder of The Charles Schwab Corporation. We, the company’s Board of Directors, are sending these proxy materials to you on or about March 28, 2008.

Stockholders who owned the company’s common stock at the close of business on March 17, 2008 may attend and vote at the annual meeting. Each share is entitled to one vote. There were 1,146,948,645 shares of common stock outstanding on March 17, 2008.

PROPOSAL FOR WHICH WE REQUEST YOUR VOTE

We recommend that you vote for the election of five directors for three-year terms.

There are also two stockholder proposals that we recommend that you vote against. Those proposals are described in the section “Stockholder Proposals.”

ELECTION OF DIRECTORS

Nominees for directors this year are:

•	Frank C. Herringer

•	Stephen T. McLin

•	Charles R. Schwab

•	Roger O. Walther

•	Robert N. Wilson

Each nominee is presently a director of the company and has consented to serve a three-year term. Biographical information about each of the nominees is contained in the following section.

THE BOARD OF DIRECTORS

MEMBERS OF THE BOARD OF DIRECTORS

WILLIAM F. ALDINGER III

DIRECTOR SINCE 2005

Mr. Aldinger, age 60, is President and Chief Executive Officer of Capmark Financial Group Inc., a financial services company, and a member of its board of directors. Prior to joining Capmark, he was the Chairman and Chief Executive Officer of HSBC North America Inc., a financial services company, from 2003 until 2005. Mr. Aldinger also served as Chairman and Chief Executive Officer of Household International, Inc. (now HSBC Finance Corporation) from 1994 until 2005. Mr. Aldinger is a director of Illinois Tool Works, Inc., a developer and processor of engineered components, industrial systems and consumables; AT&T Inc., a voice, video and data communications company; and KKR Financial Corp., a specialty finance company. Mr. Aldinger’s term expires in 2010.

NANCY H. BECHTLE

DIRECTOR SINCE 1992

Ms. Bechtle, age 70, served as President and Chief Executive Officer of the San Francisco Symphony from 1987 until 2001 and has served as a member of the San Francisco Symphony Board of Governors since 1984. She was a director and Chief Financial Officer of J.R. Bechtle & Co., an international consulting firm, from 1979 to 1998. Ms. Bechtle has served as Chairman and a director of Sugar Bowl Ski Corporation since 1998. She was appointed a director of the Presidio Trust in January 2008. She also served as a director of the National Park Foundation from 2002 until January 2008 and was its Vice Chairman from 2005 until 2008. Ms. Bechtle’s term expires in 2009.

C. PRESTON BUTCHER

DIRECTOR SINCE 1988

Mr. Butcher, age 69, has been Chairman and Chief Executive Officer of Legacy Partners (formerly Lincoln Property Company N.C., Inc.), a real estate development and management firm, since 1998. Mr. Butcher served as President, Chief Executive Officer and Regional Partner of Lincoln Property Company N.C., Inc. from 1967 until 1998. He is a director of Northstar Realty Finance Corp. Mr. Butcher’s term expires in 2009.

DONALD G. FISHER

DIRECTOR SINCE 1988

Mr. Fisher, age 79, is the founder of Gap Inc., an international specialty retail clothing chain. He is Chairman Emeritus and a director of Gap Inc. He also was Chief Executive Officer of Gap Inc. from 1969 to 1995. Mr. Fisher is a member of the California State Board of Education. His term expires in 2010.

FRANK C. HERRINGER

DIRECTOR SINCE 1996

Mr. Herringer, age 65, has been Chairman of the Board of Transamerica Corporation, a financial services company, since 1996. He served as Chief Executive Officer of Transamerica from 1991 to 1999 and President from 1986 to 1999, when Transamerica was acquired by AEGON N.V. From the date of the acquisition until 2000, Mr. Herringer served on the Executive Board of AEGON N.V. and as Chairman of the Board of AEGON USA, Inc. Mr. Herringer is also a director of AEGON U.S. Corporation, the holding company for AEGON N.V.’s operations in the United States; Amgen Inc., a biotechnology company; Safeway, Inc., a food and drug retailer; Mirapoint, Inc., an Internet message infrastructure equipment developer; and Cardax Pharmaceuticals, a biotechnology company. Mr. Herringer is a nominee for election this year.

THE BOARD OF DIRECTORS

MARJORIE MAGNER

DIRECTOR SINCE 2006

Ms. Magner, age 58, is a founding partner of Brysam Global Partners, a private equity firm. She served as Chairman and Chief Executive Officer of the Global Consumer Group for Citigroup, Inc., a financial services company, from 2003 until 2005. Ms. Magner joined Commercial Credit, a predecessor company to Citigroup, in 1987. She served as Chief Administrative Officer and Senior Executive Vice President, Global Consumer Group from 2000 until 2002, and Chief Operating Officer, Global Consumer Group from 2002 until 2003. Ms. Magner is a director of Gannett Company, Inc., a publishing company, and Accenture Ltd, a management consulting and technology services company. She also serves as Chairman of the Brooklyn College Foundation Board of Trustees and is a member of the Dean’s Advisory Council of the Krannert School of Management at Purdue University. Ms. Magner’s term expires in 2009.

STEPHEN T. MCLIN

DIRECTOR SINCE 1988

Mr. McLin, age 61, has been Chairman and Chief Executive Officer of STM Holdings LLC, which offers merger and acquisition advice, since 1998. From 1987 until 1998, he was President and Chief Executive Officer of America First Financial Corporation, a finance and investment banking firm, and parent of EurekaBank. Before that, he was an Executive Vice President of Bank of America. Mr. McLin is an advisory director of Headwaters MB, a merchant bank, and Financial Technology Ventures, a private equity fund. Mr. McLin is a nominee for election this year.

CHARLES R. SCHWAB

DIRECTOR SINCE 1986

Mr. Schwab, age 70, has been Chairman and a director of The Charles Schwab Corporation since its incorporation in 1986. Mr. Schwab was re-appointed as Chief Executive Officer of the company in 2004. He served as Co-Chief Executive Officer of the company from 1998 to 2003, and Chief Executive Officer of the company from 1986 to 1997. Mr. Schwab was a founder of Charles Schwab & Co., Inc. in 1971, has been its Chairman since 1978, and its Chief Executive Officer since 2004. Mr. Schwab is Chairman of Charles Schwab Bank and Chairman and trustee of The Charles Schwab Family of Funds, Schwab Investments, Schwab Capital Trust and Schwab Annuity Portfolios, all registered investment companies. Mr. Schwab is a nominee for election this year.

PAULA A. SNEED

DIRECTOR SINCE 2002

Ms. Sneed, age 60, served as Executive Vice President, Global Marketing Resources and Initiatives, of Kraft Foods, Inc., a global food and beverage company from 2005 until her retirement in 2006; Senior Vice President, Global Marketing Resources and Initiatives from 2004 to 2005; and Group Vice President and President of E-Commerce and Marketing Services for Kraft Foods North America, part of Kraft Foods, Inc., from 2000 until 2004. She joined General Foods Corporation (which later merged with Kraft Foods) in 1977 and held a variety of management positions. Ms. Sneed is a director of Airgas, Inc., a national distributor of industrial, medical and specialty gases and related equipment, and Tyco Electronics, a manufacturer of engineered electronic components, network solutions, wireless systems and telecommunications systems. Ms. Sneed’s term expires in 2010.

THE BOARD OF DIRECTORS

ROGER O. WALTHER

DIRECTOR SINCE 1989

Mr. Walther, age 72, has served as Chairman and Chief Executive Officer of Tusker Corporation, a real estate and business management company, since 1997. He served as Chairman and Chief Executive Officer of ELS Educational Services, Inc., a provider in the United States and internationally of courses in English as a second language, between 1992 and 1997. Mr. Walther was President, Chief Executive Officer and a director of AIFS, Inc., which designs and markets educational and cultural programs internationally, from 1964 to 1993. Mr. Walther served as Chairman and a director of First Republic Bank from 1985 until November 2007. Mr. Walther is a nominee for election this year.

ROBERT N. WILSON

DIRECTOR SINCE 2003

Mr. Wilson, age 67, is Chairman of Still River Systems, a medical device company. Mr. Wilson was Chairman of Caxton Health Holdings, LLC, a healthcare-focused investment firm, from 2004 through 2007, and was Vice Chairman of the board of directors of Johnson & Johnson, a manufacturer of health care products, from 1989 until 2003. Mr. Wilson joined Johnson & Johnson in 1964. Mr. Wilson is also a director of Hess Corporation, an integrated oil and gas company, and Synta Pharmaceuticals Corporation, a bio-pharmaceutical company. Mr. Wilson is a nominee for election this year.

NUMBER OF DIRECTORS AND TERMS

The authorized number of directors is currently eleven and the company has eleven directors. Five directors are nominees for election this year and six directors will continue to serve the terms described in their biographies.

Our directors currently serve staggered terms. Each director who is elected at an annual meeting of stockholders serves a three-year term, and the directors are divided into three classes.

THE BOARD OF DIRECTORS

BOARD AND COMMITTEE MEETINGS

The board held seven regular meetings and two special meetings in 2007. Each director attended at least 75% of all board and applicable committee meetings during 2007. Non-management directors meet regularly in executive session. The chairman of the Nominating and Corporate Governance Committee presides over the executive sessions of non-management directors. As provided in our Corporate Governance Guidelines, we expect directors to attend the annual meeting of stockholders. In 2007, eleven directors attended the annual meeting.

This table describes the board’s standing committees.

NAME OF COMMITTEE AND MEMBERS (1)	FUNCTIONS OF THE COMMITTEE	NUMBER OF MEETINGS IN 2007

AUDIT Stephen T. McLin, Chairman (2) William F. Aldinger III (2) C. Preston Butcher Donald G. Fisher Marjorie Magner	• reviews and discusses with management and the independent auditors the company’s annual and quarterly financial statements and the integrity of the financial reporting process • reviews the qualifications and independence of the independent auditors and performance of the company’s internal and independent auditors • reviews reports from management regarding major risk exposures and steps management has taken to address such exposures • reviews compliance with legal and regulatory requirements	9

THE BOARD OF DIRECTORS

NAME OF COMMITTEE AND MEMBERS (1)	FUNCTIONS OF THE COMMITTEE	NUMBER OF MEETINGS IN 2007
COMPENSATION Roger O. Walther, Chairman Nancy H. Bechtle Frank C. Herringer Paula A. Sneed Robert N. Wilson	• annually reviews and approves corporate goals and objectives relating to compensation of executive officers and other senior officers • evaluates the performance of executive officers and other senior officers and determines their compensation levels • reviews and approves compensatory arrangements for executive officers and other senior officers • approves long-term awards for executive officers and other senior officers	9
NOMINATING AND CORPORATE GOVERNANCE Frank C. Herringer, Chairman William F. Aldinger III Nancy H. Bechtle C. Preston Butcher Donald G. Fisher Marjorie Magner Stephen T. McLin Paula A. Sneed Roger O. Walther Robert N. Wilson	• identifies and evaluates individuals qualified to serve on the board • recommends nominees to fill vacancies on the board and each board committee and recommends a slate of nominees for election or re-election as directors by the stockholders • makes recommendations regarding succession planning for the Chief Executive Officer and executive management • assesses the performance of the board and its committees and recommends corporate governance principles for adoption by the board	2

(1)	In addition to the standing committees, we may from time to time establish ad hoc committees to assist in various matters.

(2)	We have determined that Mr. McLin and Mr. Aldinger are Audit Committee financial experts and “independent” under the Nasdaq Stock Market corporate governance rules and the rules of the U.S. Securities and Exchange Commission.

THE BOARD OF DIRECTORS

DIRECTOR INDEPENDENCE

We have considered the independence of each member of the board in accordance with the Nasdaq Stock Market corporate governance rules. We have determined that the following directors are independent: William F. Aldinger III, Nancy H. Bechtle, C. Preston Butcher, Donald G. Fisher, Frank C. Herringer, Marjorie Magner, Stephen T. McLin, Paula A. Sneed, Roger O. Walther, and Robert N. Wilson. All of the members of the Audit, Compensation and Nominating and Corporate Governance Committees are independent as determined in accordance with the listing standards of the Nasdaq Stock Market.

In determining independence, the Board of Directors considers broadly all relevant facts and circumstances regarding a director’s relationships with the company. All non-employee directors receive compensation from the company for their service as a director, as disclosed in the section “Compensation Information – Director Compensation,” and are entitled to receive reimbursement for their expenses in traveling to and participating in board meetings. As disclosed in the “Transactions with Related Persons” section of this proxy statement, some directors and entities with which they are affiliated have credit transactions with the company’s banking and brokerage subsidiaries, such as mortgage loans, revolving lines of credit, or other extensions of credit. These transactions with directors and their affiliates are made in the ordinary course of business and to the extent permitted by the Sarbanes-Oxley Act of 2002. Such transactions are on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the lender and do not involve more than the normal risk of collectibility or present other unfavorable features.

In addition to the relationships outlined above, the board considered the following types of relationships for the following directors:

DIRECTOR	CATEGORY/NATURE OF RELATIONSHIP

William F. Aldinger III	The director serves as a director of another company that provided telecommunications services to the company in the ordinary course of business through usual trade terms or competitive bids.

Donald G. Fisher	The director serves as a director of a nonprofit organization to which the company, its affiliates or its charitable foundation have made donations.

Marjorie Magner	The director serves as a director of another company that provided professional services to the company in the ordinary course of business through usual trade terms or competitive bids.

Stephen T. McLin	The director’s son is employed by the company in a non-executive officer, non-managerial capacity.

THE BOARD OF DIRECTORS

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee is or has been an officer or employee of the company or any of its subsidiaries. There were no Compensation Committee interlocks as defined under Securities and Exchange Commission rules during 2007.

DIRECTOR NOMINATIONS

The Nominating and Corporate Governance Committee is composed entirely of “independent directors” as determined by the Board of Directors in accordance with the Nasdaq Stock Market listing standards.

The Board of Directors has adopted a written Nominating and Corporate Governance Committee charter. The charter is available on our website at www.aboutschwab.com/governance. One of the committee’s responsibilities is to recommend candidates for nomination to the board.

The Nominating and Corporate Governance Committee recommended all of the nominees for election included in this year’s proxy statement. All nominees have been previously elected by stockholders as directors.

The Nominating and Corporate Governance Committee has a policy to consider candidates recommended by stockholders. The policy provides that stockholder recommendations must be in writing and include the following information: (i) the name, address and contact information of the recommending stockholder; (ii) proof of the stockholder’s share ownership; (iii) a resume or statement of the candidate’s qualifications; and (iv) a statement of the stockholder’s relationship with the proposed candidate or interest in the proposed candidacy. The written recommendation must be addressed to the Assistant Corporate Secretary at the address provided in the “Corporate Governance Information” section of this proxy statement.

Director Qualifications

The qualifications for directors are described in our Corporate Governance Guidelines, which are available on the company’s website. In addition, the committee believes that the following specific, minimum qualifications must be met by a nominee for the position of director:

•	the ability to work together with other directors, with full and open discussion and debate as an effective group,

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current knowledge and experience in the company’s business or operations, or contacts in the community in which the company does business and in the industries relevant to the company’s business, or substantial business, financial or industry-related experience, and

•	the willingness and ability to devote adequate time to the company’s business.

The committee also considers the following qualities and skills when making its determination whether a nominee is qualified for the position of director:

•	relationships that may affect the independence of the director or conflicts of interest that may affect the director’s ability to discharge his or her duties,

•	diversity of experience and background, including the need for financial, business, academic, public sector and other expertise on the board or board committees, and

•	the fit of the individual’s skills and experience with those of the other directors and potential directors in comparison to the needs of the company.

When evaluating a candidate for nomination, the committee does not assign specific weight to any of these factors or believe that all of the criteria necessarily apply to every candidate.

THE BOARD OF DIRECTORS

Identifying and Evaluating Candidates for Director

The Nominating and Corporate Governance Committee reviews the appropriate skills and characteristics required of board members in the context of the current composition of the board. Candidates considered for nomination to the Board of Directors may come from several sources, including current and former directors, professional search firms and stockholder recommendations. Nominees for director are evaluated, in consultation with the company’s Chairman, by the committee, which may retain the services of a professional search firm to assist it in identifying or evaluating potential candidates.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

If you wish to communicate with the board, the chairman of the Nominating and Corporate Governance Committee, or with the independent directors as a group, you may send your communication in writing to the Assistant Corporate Secretary at the address provided in the “Corporate Governance Information” section of this proxy statement. You must include your name and address in the written communication and indicate whether you are a stockholder of the company.

The Assistant Corporate Secretary will compile all communications, summarize lengthy, repetitive or duplicative communications and forward them to the appropriate director or directors. The Assistant Corporate Secretary will not forward non-substantive communications or communications that pertain to personal grievances, but instead will forward them to the appropriate department within the company for resolution. If this is the case, the Assistant Corporate Secretary will retain a copy of such communication for review by any director upon his or her request.

CORPORATE GOVERNANCE INFORMATION

You may find our Corporate Governance Guidelines, Code of Business Conduct and Ethics, and the charters for the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee on the company’s website at www.aboutschwab.com/governance. You also may obtain a paper copy of these items, without charge, from:

Assistant Corporate Secretary

The Charles Schwab Corporation

Mailstop SF120KNY-04

101 Montgomery Street

San Francisco, California 94104

AUDIT INFORMATION

AUDIT COMMITTEE REPORT

The Audit Committee is composed entirely of “independent directors” as determined by the Board of Directors in accordance with the listing standards of the Nasdaq Stock Market. None of the directors on this committee is or has been an employee of The Charles Schwab Corporation or any of its subsidiaries. None of the committee members simultaneously serves on the audit committees of more than three public companies, including ours. All of the members of our committee are able to read and understand fundamental financial statements, including the company’s balance sheet, income statement, and cash flow statement. The board has determined that William F. Aldinger III and Stephen T. McLin are Audit Committee financial experts.

The Board of Directors has adopted a written Audit Committee charter. The charter is available on our website at www.aboutschwab.com/governance.

The committee has met and held discussions with management and the company’s independent registered public accounting firm. As part of this process, the committee has:

•	reviewed and discussed the audited financial statements with management,

•	discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees), and

•

received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the independent registered public accounting firm its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the SEC.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Stephen T. McLin, Chairman

William F. Aldinger III

C. Preston Butcher

Donald G. Fisher

Marjorie Magner

AUDIT INFORMATION

AUDITOR SELECTION AND FEES

Auditor Selection

The Audit Committee has selected Deloitte & Touche LLP and the member firms of Deloitte Touche Tohmatsu (collectively referred to as Deloitte) as the company’s independent registered public accounting firm for the 2008 fiscal year. Deloitte has served in this capacity since the company’s inception. We expect representatives of Deloitte to attend the annual meeting of stockholders, where they will respond to appropriate questions from stockholders and have the opportunity to make a statement.

Audit Fees

The aggregate fees for professional services billed by Deloitte in connection with their audits of the consolidated annual financial statements and management’s assessment of the effectiveness of internal control over financial reporting, and reviews of the consolidated financial statements included in quarterly reports on Form 10-Q were:

Fiscal year ended December 31:

2007	$4.6 million

2006	$5.8 million

Audit-Related Fees

“Audit-Related” fees include assurance and related services, such as reports on internal controls, review of Securities and Exchange Commission filings, merger and acquisition due diligence and related services. The aggregate fees billed by Deloitte for such services were:

Fiscal year ended December 31:

2007	$1.3 million

2006	$1.7 million

Tax Fees

The Audit Committee has limited tax services by Deloitte to tax return review, preparation and compliance. The aggregate fees billed by Deloitte for these services were:

Fiscal year ended December 31:

2007	$0.1 million

2006	$0.1 million

All Other Fees

All other services represent fees not included in “audit fees,” “audit-related fees,” and “tax fees.” The aggregate fees billed by Deloitte for these services were:

Fiscal year ended December 31:

2007	None

2006	None

In addition to the services listed above, Deloitte provides audit services to certain unconsolidated affiliated mutual funds and foundations. The fees for such audit services are included in the expenses of the mutual funds and foundations and borne by the stockholders of the mutual funds and foundations. Amounts billed by Deloitte for these services were $0.2 million and $2.0 million in 2007 and 2006, respectively. These amounts are not included in the expenses of The Charles Schwab Corporation.

Non-Audit Services Policies and Procedures

The Audit Committee has adopted a policy regarding non-audit services performed by Deloitte. The Audit Committee’s policy prohibits engaging Deloitte to perform the following services:

•	any contingent fee arrangement,

•	bookkeeping or other services relating to accounting records or financial statements,

•	broker-dealer services,

•	actuarial services,

•	management and human resource functions, including executive search services,

AUDIT INFORMATION

•	legal services and expert services unrelated to the audit,

•	appraisal and valuation services, fairness opinions or contribution-in-kind reports,

•	internal audit outsourcing,

•	financial information systems design and implementation,

•	tax consulting or advice or a tax opinion on an “aggressive” tax position or on a “listed transaction” or a “confidential transaction” as defined by U.S. Department of Treasury regulations, and

•	tax services to employees who have a financial reporting oversight role.

The policy requires the pre-approval of the Audit Committee for other non-audit services performed by Deloitte. The policy divides non-audit services into three separate categories, which the Audit Committee has pre-approved subject to an annual aggregate dollar limit for each category. Once the dollar limit in each of these three categories is reached, the Audit Committee will decide whether to establish an additional spending limit for the category or specifically pre-approve each additional service in the category for the remainder of the year. The three categories are:

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accounting theory consultation (includes services such as guidance on the application of Generally Accepted Accounting Principles to various transactions and guidance on the effects of new accounting pronouncements),

•

assurance and due diligence (includes services such as certain reports on internal controls, review of Securities and Exchange Commission filings, merger and acquisition due diligence, employee benefit plan audits, and foreign statutory audits and regulatory reports), and

•	tax return review, preparation and compliance.

Services not subject to pre-approval limits in one of the three categories above require specific pre-approval from the Audit Committee. Fees related to services requiring specific pre-approval are limited, on an annual basis, to 50% of the combination of audit fees, audit-related fees and tax fees.

The policy permits the Audit Committee to delegate pre-approval authority to one or more members of the Audit Committee, provided that the member or members report to the entire Audit Committee pre-approval actions taken since the last Audit Committee meeting. The policy expressly prohibits delegation of pre-approval authority to management.

In fiscal years 2006 and 2007, the Audit Committee pre-approved 100% of the services performed by Deloitte relating to “audit-related fees” and “tax fees.”

COMPENSATION INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION PHILOSOPHY AND OBJECTIVES

As approved by the Compensation Committee, the company’s executive compensation programs are designed to:

•	attract, motivate and retain key executive officers who are critical to the company’s long-term success,

•	align the compensation opportunities of executive officers with the long-term interests of the company and its stockholders, and

•	link executive pay with performance.

These objectives are achieved primarily through a combination of base salary, annual cash incentive and long-term incentive awards. The Compensation Committee believes that paying competitive executive compensation is critical to attracting, motivating and retaining key executives. Accordingly, in setting compensation, the Compensation Committee reviews competitive compensation data for the peer group companies, including data for base salary, annual cash and long-term incentive compensation.

The Compensation Committee views annual cash incentives and long-term incentives as important tools not only for attracting, retaining and motivating employees, but also for aligning executive officer and stockholder interests. The Compensation Committee ties annual cash incentives and long-term incentives to performance criteria based on revenue growth and profit margin to focus executive officers on making disciplined investments that will lead to sustained profitability, and ultimately drive stockholder returns. Specifically, executive officers only receive annual cash incentive bonuses and vesting on their performance-based restricted stock when the company achieves the associated performance goals for revenue growth and profit margin. In addition, executive officers only realize gain from their premium-priced options when the stock price rises above a premium threshold, ensuring a minimum level of stockholder return before executive officers benefit.

The Compensation Committee also sets executive compensation to link pay with individual performance and the company’s financial performance. The Compensation Committee considers individual performance based on performance evaluations, job responsibilities and roles within the company as factors in determining base salary, individual cash incentive targets and long-term incentive awards. The Compensation Committee has structured annual cash and long-term incentives to reward sustained financial performance that results in stock price increases, and so that executive officers’ compensation opportunity increases with the company’s financial performance.

COMPENSATION PROCESS

Role of the Compensation Committee and Management

The Compensation Committee reviews and approves compensation for the Chairman and Chief Executive Officer, executive officers, other senior officers and directors. The Compensation Committee oversees compensation programs for these officers to ensure consistency with the compensation objectives it sets. For these officers, the Compensation Committee:

•	reviews and approves corporate goals and objectives relating to compensation,

•	evaluates performance in light of those goals and objectives, and

•	determines compensation levels based on performance evaluations.

The Compensation Committee, as a committee or together with the other independent directors, evaluates the performance and determines the compensation of the Chairman and Chief Executive Officer. The Compensation Committee also considers recommendations from the Chairman and Chief

COMPENSATION INFORMATION

Executive Officer regarding compensation for the other executive officers and performance criteria for annual and long-term incentives. These recommendations are developed in consultation with the President and Chief Operating Officer, the Executive Vice President – Human Resources, and with respect to performance criteria for annual and long-term incentives, the Chief Financial Officer. While the Compensation Committee considers these recommendations, it does not delegate authority to management for compensation decisions.

Role of Compensation Consultants

The Compensation Committee has sole authority to retain compensation consultants to advise the committee and sole authority to approve fees and other terms related to their retention. The Compensation Committee directly engages Hewitt Associates to provide consulting services for executive compensation decisions. In 2007, the Compensation Committee directed Hewitt Associates to provide competitive pay assessments for the Chairman and Chief Executive Officer and all executive vice presidents, an analysis of the peer group used for compensation benchmarking, and advice and counsel regarding management recommendations, market trends and technical developments throughout the year. Hewitt Associates did not provide the company with any other ongoing consulting or administrative services in 2007.

Process for Determining Compensation

When setting executive compensation, the Compensation Committee reviewed pay history information, base salary, annual cash and long-term incentive data and competitive data. It also considered the executive’s experience, role, past and expected future performance, and pay relative to internal peers in making individual compensation decisions. To give the committee a guideline to compare the competitiveness of compensation, Hewitt Associates prepared competitive pay assessments. The Compensation Committee did not use a formula or weighting to the factors considered in setting compensation. The Compensation Committee awards a significant amount of total compensation in annual and long-term incentive compensation, but it does not target a specific percentage mix between cash compensation and long-term equity, nor does it target any specific percentage of total compensation for each compensation component.

The Compensation Committee also reviewed a report of total 2006 compensation and projected 2007 compensation prepared by the company’s Human Resources Department. This report showed dollar values for base salary, annual incentive awards, perquisite allowances, relocation benefits, restricted stock dividends, miscellaneous items reported as all other compensation, and long-term incentive awards of equity (including both vested and unvested awards).

When appropriate, the Compensation Committee reviewed and approved individual contracts and the other components of the compensation program, including retirement benefits, perquisites, termination and change-in-control benefits, and other plans.

Selection of Peer Group and Benchmarking

The Compensation Committee reviews competitive information based on ranking among named executive officers, and when available, on individual role or title (e.g., the Chairman and Chief Executive Officer, Chief Financial Officer and Chief Operating Officer). The Compensation Committee also reviews benchmark data for executive officers as a group. In 2007, the Compensation Committee used this information as a reference point to assess the competitiveness of compensation, rather than as a specific factor in setting individual compensation.

In 2007, the peer group for compensation benchmarking was:

•	AG Edwards, Inc.

•	TD Ameritrade Holding Co.

•	Bear Stearns Companies

•	Capital One Financial Corp.

COMPENSATION INFORMATION

•	E*Trade

•	Fidelity Investments

•	Franklin Resources Inc.

•	Janus Capital Group Inc.

•	Legg Mason Inc.

•	Lehman Brothers Holdings Inc.

•	MBNA Corp.

•	Mellon Financial Corp.

•	Northern Trust Corp.

•	State Street Corp.

•	T. Rowe Price Group, Inc.

•	Toronto-Dominion Bank

•	U.S. Bancorp

The Compensation Committee also used the McLagan Partners’ Investment Management Survey when reviewing executive compensation for officers of U.S. Trust because the peer group above is not directly applicable to U.S. Trust’s wealth management business.

The peer group above was established in 2004 taking into account industry (financial services), size, performance, leadership status in the industry, and the extent to which each company may compete with the company for executive talent. In 2007, the Compensation Committee directed Hewitt Associates to prepare a comprehensive analysis of the peer group and recommend changes. This analysis included a review of quantitative factors including revenue, market capitalization and number of employees and qualitative factors including business model, geographical coverage, and competition for business and for employees. Based on this analysis, the Compensation Committee approved a new peer group in December 2007, adding Ameriprise Financial Inc., Comerica Inc., Fifth Third Bancorp, KeyCorp and Raymond James Financial Corp, and removing Bear Stearns Companies, Capital One Financial Corp., Lehman Brothers Holdings Inc., MBNA Corp., Mellon Financial Corp., Toronto-Dominion Bank, and U.S. Bancorp. The Compensation Committee used this revised peer group to benchmark compensation after December 2007.

COMPONENTS OF COMPENSATION

Base Salary

Base salary provides executive officers with a minimum level of income. The Compensation Committee annually reviews executive officers’ base salaries and makes appropriate adjustments based on the executive’s experience, role, past and expected future performance, and pay relative to internal peers. The company uses the market median of the peer group as its benchmark reference for base salaries.

Annual Cash Incentives

The annual cash incentive awards of the Chairman and Chief Executive Officer and the named executive officers, who are executive vice presidents when performance targets are set, are made pursuant to the Corporate Executive Bonus Plan. Payouts under this plan are based on company and business unit performance relative to financial goals and target awards established by the Compensation Committee for each executive officer. In the first quarter of the year, the Compensation Committee sets matrices with financial performance goals and a target award for each executive officer, expressed as a percentage of base salary. The target award is based on the executive officer’s role and pay relative to internal peers. In 2007, award payouts could range from 0% to 200% of the target award.

Executive officers promoted after the performance criteria and target awards are set in the first 90 days of the year are not eligible to receive an award under the annual plan cycle. In that case, promoted officers may receive a bonus outside the plan.

Long-Term Incentives

Annually the Compensation Committee reviews the long-term incentive strategy to determine the

COMPENSATION INFORMATION

appropriate mix between cash and equity and between various types of equity awards. Individual grants are determined based on the executive’s role, past and expected future performance, and pay relative to internal peers. The long-term incentives are the primary vehicle for long-term capital accumulation, including retirement.

Cash

In 2004 and 2005, the company designated a portion of its long-term incentives as cash awards to executive officers under the Long Term Incentive Plan. With respect to the 2004 grant, the Compensation Committee selected a performance criterion of cumulative earnings per share and a performance period beginning July 1, 2004 and ending December 31, 2007. These awards were designed to reinforce the company’s philosophy of placing a significant amount of officer pay “at risk” and aligning pay with company performance as measured by financial results and stock price appreciation. The Compensation Committee approved a performance schedule for these awards under which the amount earned over the performance period could range from $0.50 per unit based on cumulative earnings per share of at least $1.25, up to a maximum of $4.00 per unit based on cumulative earnings per share equal to or greater than $2.70.

Equity

The Compensation Committee awards a significant amount of total compensation in long-term equity awards, although it does not apply a specific weighting or formula to the allocation. The mix of equity awards is based on a risk/reward analysis for the role of each named executive officer, so that executives with greater responsibility for business results have more pay at risk. Accordingly, some named executive officers receive all of their awards in options, which have value only to the extent that the company’s stock price increases above the exercise price, and therefore entail greater risk than restricted stock. The Compensation Committee generally uses time-vested options and restricted stock for promotional grants, and premium-priced options and performance-based restricted stock for annual long-term incentives to executive officers to ensure that executive officers only benefit after strategic financial performance goals are achieved and stockholders have realized a gain. The long-term equity awards are granted pursuant to the 2004 Stock Incentive Plan that was approved by stockholders.

The Compensation Committee reviewed retirement provisions for equity awards for companies in the peer group and surveys on equity practices and changed the definition of retirement for all equity awards granted on or after October 18, 2007 to age 55 with 10 years of service, from the prior definition of age 50 with 7 years of service. Upon retirement as defined above, options granted more than two years prior to the retirement date receive accelerated vesting and a post-termination exercise period of up to two years. In addition, the Compensation Committee determined that performance-based restricted stock granted more than two years prior to retirement would not receive accelerated vesting but rather would continue to vest as scheduled, to avoid providing retirees with an advantage over continuing employees.

Equity Granting Policy

The company has no program, plan or practice to time the grant of stock-based awards relative to the release of material non-public information or other corporate events. All equity grants to directors and executive officers are approved by the Compensation Committee or the independent directors at regularly scheduled meetings or, in limited cases involving key recruits or promotions, by a special meeting or unanimous written consent. If an equity award is made at a meeting, the grant date is the meeting date or a fixed, future date specified at the time of the grant. If an equity award is approved by unanimous written consent, the grant date is a fixed, future date on or after the date the consent is effective under applicable corporate law. Under the terms of the company’s stock incentive plan, the exercise

COMPENSATION INFORMATION

price of options cannot be less than the closing price of company stock on the date of grant. In the event of securities law violations, the Compensation Committee reserves the right to reduce or cause the executive to forfeit equity awards and to require disgorgement of any profit realized from equity awards.

Stock Ownership Guidelines

The Board of Directors adopted stock ownership guidelines in 2004 to promote significant equity ownership in the company and align executive officers’ interests with stockholders. Under the stock ownership guidelines, the Chairman and Chief Executive Officer is expected to maintain an investment position in company stock equal to at least $5 million. All other executive officers on the Management Committee are expected to maintain an investment position in company stock equal to at least $1.5 million. Shares owned directly, shares beneficially owned under company benefit plans, restricted stock units, deferred stock units, and restricted stock are included in determining ownership levels. These ownership levels should be attained within five to seven years after the later of (i) establishment of the guidelines or (ii) the date the officer becomes an executive officer. Each executive officer also is expected to hold for a minimum of one year at least 50% of the net after-tax value of company stock acquired through the exercise of options or the vesting of restricted shares. While the guidelines do not contain mandatory enforcement provisions, the Board of Directors expects that executive officers will comply with the ownership guidelines.

Perquisites

The Compensation Committee approves perquisites for the Chairman and Chief Executive Officer, the executive officers, and other senior officers of the company. While the Compensation Committee does not believe that perquisites are or should be a significant portion of compensation, the Compensation Committee recognizes that perquisites may help attract and retain key executive officers.

In January 2005, the company replaced its car and parking allowance, financial planning reimbursement and executive medical benefit with a perquisite allowance to give officers flexibility in determining how to spend their perquisite dollars and to reduce administrative costs. The company reviewed the annual average cost of providing those programs and determined the appropriate amount for the annual perquisite allowance for executive vice presidents to be $36,000. The allowance is not a reimbursement for perquisites. Instead, executive officers receive cash payments of $36,000 annually (paid semi-monthly) in lieu of in-kind perquisites. They are not required to spend the cash payments or report on how the amounts are used.

The Chairman and Chief Executive Officer does not receive a perquisite allowance. As of January 1, 2008, the President and Chief Operating Officer also does not receive a perquisite allowance.

The company may from time to time incur other costs that result in a personal benefit to an executive officer. For example, the Compensation Committee has determined that it is appropriate for the company to permit spouses to accompany executive officers to certain business functions with the approval of the company’s Chief Financial Officer. The costs of these travel-related expenses are treated as income to the executive officer and may be grossed up for tax purposes.

Termination and Change-in-Control Arrangements

All employees, including executive officers other than Mr. Schwab, are eligible to receive severance benefits under the company’s Severance Pay Plan, which is described in the narrative following the Termination and Change in Control Table. Benefits are available under this plan only in the event of termination of employment on account of job elimination. To receive the severance payments and accelerated vesting of long-term awards, an employee must execute a severance agreement that contains, among other provisions, a general release and

COMPENSATION INFORMATION

waiver of all claims. In cases not covered by the Severance Pay Plan, the Compensation Committee may consider severance arrangements for executive officers on a case by case basis.

Severance benefits may be provided pursuant to employment agreements. For example, Mr. Schwab is eligible for severance benefits under his employment agreement described in the narrative to the Summary Compensation Table. In addition, Mr. Scaturro was entitled to receive certain benefits under his offer letter. These arrangements are described in the narrative to the Summary Compensation Table.

The company does not maintain any other severance or change in control plans for executive officers. The Compensation Committee, however, considers the avoidance of loss and distraction of employees as a result of an actual or contemplated change in control to be essential to protecting and enhancing stockholder value. Accordingly, all employees, including executive officers, may be entitled to full vesting of their stock-based incentives and cash incentives (under the Long Term Incentive Plan) in the event of a change in control of The Charles Schwab Corporation.

Other Components

In addition to the components of executive compensation discussed above, executive officers may participate in programs available to all employees, including the 401(k) plan and an employee stock purchase program, which allows employees to purchase shares at a 15% discount to increase their ownership of company stock. The company also offers a deferred compensation program to officers and other key employees. The Compensation Committee does not consider these programs when setting executive compensation.

When setting the components of compensation, the Compensation Committee does not consider deferred compensation and past equity awards because doing so would be inconsistent with the pay-for-performance philosophy. The Compensation Committee views the deferred compensation program, which is described in the narrative to the Nonqualified Deferred Compensation table, as a savings vehicle with account balances that are a function of personal investment choices and market-based earnings. With respect to past equity awards, the Compensation Committee recognizes the benefit of appreciation from previously granted unvested equity awards from a retention perspective, but does not consider appreciation of prior awards in setting compensation.

2007 COMPENSATION

Base Salary

In 2007, after reviewing each named executive officer’s experience, role, past and expected future performance, and pay relative to internal peers, the Compensation Committee increased base salary for Ms. Dwyer, $10,000; Mr. Goldman, $16,000; and Ms. McWhinney, $25,000. It also raised base salary in recognition of promotions: Mr. Bettinger from $600,000 to $700,000 upon his promotion to President and Chief Operating Officer, Mr. Martinetto from $339,000 to $410,000 upon his promotion to Chief Financial Officer, and Mr. Goldman from $416,000 to $450,000 upon his promotion to Executive Vice President- Schwab Institutional. The Compensation Committee recommended an increase in base salary for Mr. Schwab, which he declined. The competitive pay assessment completed by Hewitt Associates generally found that base salary was above the median of the peer group for the named executive officers. The Compensation Committee’s objective is to have base salaries of executive officers approximate the median base salaries of peer companies over time. The Compensation Committee determined that the promotions and increased job responsibilities merited the salary increases.

COMPENSATION INFORMATION

Annual Cash Incentive Awards

For 2007, after reviewing each executive officer’s role and pay relative to internal peers, the Compensation Committee increased target awards for Ms. Dwyer, 5%; and Ms. McWhinney, 25%. The target awards for the named executive officers as a percentage of base salary were: 350% for Mr. Schwab, 140% for Mr. Dodds, 250% for Mr. Bettinger, 130% for Ms. Dwyer, 100% for Mr. Goldman, 400% for Mr. Scaturro, and 150% for Ms. McWhinney. In recognition of their promotions, the Compensation Committee set Mr. Martinetto’s target award at 100% upon his promotion to Chief Financial Officer and increased Mr. Goldman’s target award to 110% upon his promotion to Executive Vice President – Schwab Institutional. The target awards set in recognition of these promotions were outside of the Corporate Executive Bonus Plan because they were established after the first 90 days of the annual performance period.

The Compensation Committee set target awards for certain executive officers based solely on overall corporate performance, while the awards for executive officers who lead business units were based on both overall corporate performance and the performance of their business units. For the named executive officers, the funding mix approved by the Compensation Committee in 2007 was 100% on overall corporate performance for Mr. Schwab, Mr. Dodds, Mr. Bettinger, Mr. Martinetto, and Ms. Dwyer, and 40% on overall corporate performance and 60% on the performance of the Schwab Institutional segment for Mr. Goldman and Ms. McWhinney. The Compensation Committee approved separate performance criteria for Mr. Scaturro and U.S. Trust executive officers.

For 2007, the Compensation Committee approved performance criteria of revenue growth and pre-tax profit margin. The Compensation Committee chose revenue growth and profit margin because they drive earnings growth and create stockholder value. The Compensation Committee believes these measures are appropriate for a growth company. The goals for revenue growth and profit margin (assuming awards would be paid at 100% of target), as well as the actual results achieved, are as follows:

Matrix	Target Revenue Growth	Actual Revenue Growth	Target Profit Margin	Actual Profit Margin

Overall Corporate	12.0%	15.9%	36.8%	37.1%

Schwab Institutional	11.8%	16.0%	41.6%	42.7%

The Compensation Committee reserves discretion to reduce funding below the levels indicated in the matrices; however, it did not exercise negative discretion in determining individual awards for the named executive officers in 2007. The Compensation Committee generally rounds down when determining the funding percentage and followed this practice for 2007. Using the approved performance measures, the formula-based matrices supported award payouts of 117.6% for corporate performance and 128.7% for Schwab Institutional performance. The Compensation Committee authorized actual 2007 annual cash incentive awards of 117% of target for Mr. Schwab, Mr. Bettinger, and Ms. Dwyer based on overall corporate performance under the Corporate Executive Bonus Plan.

For Mr. Goldman, the formula based matrices and the blended percentages of 40% on overall corporate performance and 60% on the performance of Schwab Institutional supported an award payout of 123.6% of target. The Compensation Committee authorized a 2007 award of 123.6% for Mr. Goldman. Mr. Goldman received $535,394 under the Corporate Executive Bonus Plan and $53,539 outside of the plan. The additional amount received outside the plan reflects the 10% increase in Mr. Goldman’s target bonus as a result of his promotion to Executive Vice President – Schwab Institutional in July 2007.

Mr. Martinetto did not receive an annual incentive bonus under the Corporate Executive Bonus Plan because he was promoted to executive vice president after the Compensation Committee determined the performance criteria and goals for 2007. The Compensation Committee awarded Mr. Martinetto a bonus outside the plan at 117% of his target award.

COMPENSATION INFORMATION

Mr. Dodds, Ms. McWhinney and Mr. Scaturro did not receive a cash incentive award because they were no longer employees at the end of the performance period (December 31, 2007).

The Compensation Committee uses the 75 th percentile as its reference benchmark for total cash opportunities (base salary and annual cash incentives). The competitive executive pay assessment completed by Hewitt Associates showed total target cash opportunities were between the median and the 75th percentile for the Chairman and Chief Executive Officer and the other named executive officers. Actual annual cash incentive awards paid (as a percentile of the benchmark amounts paid by peer companies) may vary widely year to year, due to factors including the company’s actual performance and variance in awards paid by peer companies.

In the first quarter of 2008, the Compensation Committee selected performance criteria for 2008 annual cash incentive awards under the Corporate Executive Bonus Plan. The performance criteria are revenue growth and pre-tax profit margin. Executive bonuses under the Corporate Executive Bonus Plan for 2008 will be based on overall corporate performance with respect to these criteria.

Long-Term Incentives

Cash

The 2004 long-term cash incentive award performance period ended December 31, 2007. The company had cumulative earnings per share of $2.42 for the performance period (including operating results of U.S. Trust through June 2007 and excluding the gain on the sale of U.S. Trust, the gain on the resolution of a legal matter and a $15 million tax benefit resulting from the payment of a special dividend in August 2007). The 2004 long-term cash incentive award performance schedule was approved by the Compensation Committee in July 2004. The Compensation Committee approved a payout of $3.11 per unit for the performance period based on the previously approved performance schedule.

Equity

In 2007, the Compensation Committee granted long-term equity awards of 75% premium-priced options and 25% performance-based restricted stock to all executive officers, except the Chairman and Chief Executive Officer and President and Chief Operating Officer. The Chairman and Chief Executive Officer and President and Chief Operating Officer received 100% premium-priced options to increase their at-risk pay in light of their overall responsibility for corporate performance. The exercise price of the options was set at a premium of 3% above the fair market value of the company’s common stock on the date of grant. The options vest 25% on each of the first, second, third and fourth anniversary of the grant date and have a term of seven years. The performance-based restricted shares vest 25% on each of the first, second, third and fourth anniversary of the grant date provided the company achieves financial performance goals set forth in the matrix approved by the Compensation Committee. Vesting is dependent on revenue growth and profit margin according to a sliding scale defined by the following points: revenue growth of 13% and profit margin of 31.8%, and revenue growth of 7% and profit margin of 37.8%. If the performance goals are not met for each year, the shares that would otherwise vest that year are forfeited.

The Compensation Committee granted 25% performance-based restricted stock to the named executive officers, except the Chairman and Chief Executive Officer and the President and Chief Operating Officer, so that these executive officers would receive at least a portion of their equity compensation if the revenue growth and profit margin performance goals are met.

The Compensation Committee also granted options and time-vested restricted stock to Messrs. Bettinger, Martinetto and Goldman in connection with their promotions. The Compensation Committee determined that these promotions and increased job responsibilities merited the equity grants.

COMPENSATION INFORMATION

Perquisites

At its discretion, the Compensation Committee may approve additional monies above the perquisite allowance. In 2007, the Compensation Committee awarded an additional cash payment of $1,400,000 to Mr. Bettinger in lieu of in-kind perquisites. The amount was intended to compensate him for a variety of expenses including rental housing and family travel expenses resulting from his promotion to President and Chief Operating Officer.

The company does not provide a perquisite allowance to Mr. Schwab. The company incurs costs for a driver, security systems and equipment that are necessary for his protection as the company’s founder and its Chairman and Chief Executive Officer. These security systems were established on the recommendation of an independent, third-party consulting firm retained in 2002 as part of the company’s business protection plans. Pursuant to the consultant’s security study, the company provided Mr. Schwab with the installation of a security system at his personal residence prior to 2007, portions of which Mr. Schwab paid for personally.

As part of the compensation package that the Compensation Committee approved for Mr. Scaturro and described in his offer letter, the company provided Mr. Scaturro with a driver and car service for commuting to and from work and for business-related travel.

Termination and Change-in-Control Arrangements

The Compensation Committee is responsible for reviewing and approving employment agreements, severance arrangements, change in control agreements or provisions and any special arrangements with executive officers on a case by case basis.

Peter Scaturro

Mr. Scaturro received the payments described in the narrative to the Summary Compensation Table in 2007 pursuant to the terms of his offer letter and the retention agreement approved by the Board of Directors in connection with the sale of U.S. Trust. Payments under the retention agreement with Mr. Scaturro were contingent on the completion of the transaction and were intended to ensure a smooth transition.

Deborah McWhinney

Under a separation agreement approved by the Compensation Committee, Ms. McWhinney received the payments described in the narrative to the Summary Compensation Table in 2007. The Separation Agreement included covenants against solicitation of clients and employees.

Tax Considerations

Section 162(m) of the Internal Revenue Code limits tax deductions for certain executive compensation over $1 million. Certain types of compensation are deductible only if they are performance-based and approved by the stockholders and certain other legal requirements are met. The Compensation Committee believes that it is generally in the best interests of stockholders to structure compensation plans so that compensation is performance based and therefore deductible under Section 162(m). Accordingly, the Corporate Executive Bonus Plan, the Long Term Incentive Plan, and the 2004 Stock Incentive Plan are designed to provide performance-based compensation and have been approved by stockholders.

At times, the Compensation Committee has determined that the benefit of tax deductibility is outweighed by other corporate objectives and strategic needs. The Compensation Committee may use its discretion in appropriate cases to approve compensatory arrangements that do not permit for deductibility under Section 162(m). Base salaries of all the named executive officers were below the $1 million limit in 2007. However, certain other compensation, such as vesting of past equity awards that are not performance-based (e.g., time-vested restricted stock granted in prior years), bonuses paid outside stockholder approved plans (e.g., bonuses paid pursuant to promotions, offer letters and retention agreements), perquisite allowances or the payment of the special dividend in August 2007 on unvested restricted stock may cause the overall compensation of a named executive officer to exceed the $1 million limit.

COMPENSATION INFORMATION

COMPENSATION COMMITTEE REPORT

The Compensation Committee is composed entirely of “independent directors” as determined by the Board of Directors in accordance with the listing standards of the Nasdaq Stock Market.

The Board of Directors has adopted a written Compensation Committee charter. The charter is available on our website at www.aboutschwab.com/governance.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on the review and discussions referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the company’s annual report on Form 10-K for the fiscal year ended December 31, 2007 and the proxy statement on Schedule 14A.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Roger O. Walther, Chairman

Nancy H. Bechtle

Frank C. Herringer

Paula A. Sneed

Robert N. Wilson

COMPENSATION INFORMATION

SUMMARY COMPENSATION TABLE

This table shows compensation information for Charles R. Schwab, the company’s Chairman and Chief Executive Officer, Joseph R. Martinetto, the company’s Chief Financial Officer, and the next three most highly compensated executive officers as of December 31, 2007. It also provides information for the following individuals who served in their respective positions for a portion of 2007: Christopher V. Dodds, former Executive Vice President and Chief Financial Officer; Deborah D. McWhinney, former Executive Vice President – Schwab Institutional; and Peter K. Scaturro, former Executive Vice President and Chief Executive Officer of U.S. Trust. We refer to each of these officers as a “named executive officer.” Amounts for 2006 are included for those individuals who were named executive officers in that year.

2007 Summary Compensation Table

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)	BONUS (1) ($)	STOCK AWARDS (2) ($)	OPTION AWARDS (3) ($)	NON-EQUITY INCENTIVE PLAN COMPEN- SATION (4) ($)	CHANGE IN PENSION VALUE AND NON- QUALIFIED DEFERRED COMPEN- SATION EARNINGS (5) ($)	ALL OTHER COMPEN- SATION (6) ($)	TOTAL ($)

Charles R. Schwab (7) CHAIRMAN AND CHIEF EXECUTIVE OFFICER	2007 2006	900,000 900,000	— —	— —	1,907,679 274,912	3,685,500 4,252,500	— —	77,365 200,845	6,570,544 5,628,257

Joseph R. Martinetto CHIEF FINANCIAL OFFICER	2007	381,210	409,465	117,228	122,066	427,625	—	71,071	1,528,665

Walter W. Bettinger II PRESIDENT AND CHIEF OPERATING OFFICER	2007 2006	683,333 587,500	— —	1,561,419 352,296	1,889,843 172,858	7,052,500 1,658,354	— —	1,953,026 68,162	13,140,121 2,839,170

Carrie E. Dwyer EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND CORPORATE SECRETARY	2007 2006	498,333 490,000	— —	629,880 559,471	292,353 165,015	2,701,715 1,276,875	— —	205,757 70,592	4,328,038 2,561,953

Charles G. Goldman EXECUTIVE VICE PRESIDENT – SCHWAB INSTITUTIONAL	2007	433,167	53,539	99,086	172,541	1,312,894	—	70,388	2,141,615

Christopher V. Dodds FORMER CHIEF FINANCIAL OFFICER	2007 2006	337,931 550,000	— —	(406,743 591,338)	(28,367 304,503)	1,244,000 1,664,500	— —	189,880 72,875	1,336,701 3,183,216

Deborah D. McWhinney (8) FORMER EXECUTIVE VICE PRESIDENT – SCHWAB INSTITUTIONAL	2007	348,526	—	420,385	98,362	5,053,750	—	3,532,937	9,453,960

Peter K. Scaturro (9) FORMER EXECUTIVE VICE PRESIDENT AND CHIEF EXECUTIVE OFFICER, U.S. TRUST	2007 2006	261,543 500,000	— —	1,332,272 422,384	971,804 442,573	— 2,000,000	— 17,471	14,461,785 102,769	17,027,404 3,485,197

(1)	The amounts shown in this column represent bonuses paid outside of the Corporate Executive Bonus Plan, a non-equity incentive plan, for officers who received promotions after the beginning of the performance period.

COMPENSATION INFORMATION

(2)	The amounts shown in this column represent the dollar amount of the expense related to restricted stock awards recognized by the company in 2007 for financial statement reporting purposes in accordance with Statement of Financial Accounting Standards (FAS) No. 123R, but they do not include estimates of forfeitures related to service-based vesting conditions. For further discussion of the company’s accounting for its equity compensation plans, including key assumptions, see “Part II – Item 8 – Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements – Note 2. Significant Accounting Policies,” and “– Note 14. Employee Incentive, Deferred Compensation, and Retirement Plans” from the company’s Form 10-K for the period ending December 31, 2007.

Mr. Dodds forfeited unvested restricted shares from his July 2003 and October 2006 grants when he retired in 2007. Ms. McWhinney and Mr. Scaturro forfeited their unvested restricted shares from the October 2006 grant when their employment terminated in 2007. As a result, the following amounts previously shown as expensed in the Summary Compensation Table were reversed in 2007: $431,416 for Mr. Dodds, and $22,603 for Mr. Scaturro. Our 2007 consolidated financial statements do not include the following amounts that would have been expensed for the forfeited shares: $312,666 for Mr. Dodds, $128,251 for Ms. McWhinney, and $68,893 for Mr. Scaturro.

(3)	The amounts shown in this column represent the dollar amount of the expense related to stock option awards recognized by the company in 2007 for financial statement reporting purposes in accordance with FAS No. 123R, but they do not include estimates of forfeitures related to service-based vesting conditions. For further discussion of the company’s accounting for its equity compensation plans, including key assumptions, see “Part II – Item 8 – Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements – Note 2. Significant Accounting Policies,” and “ – Note 14. Employee Incentive, Deferred Compensation, and Retirement Plans” from the company’s Form 10-K for the period ending December 31, 2007.

Mr. Dodds forfeited unvested stock options from his September 2004 and October 2006 grants when he retired in 2007. Ms. McWhinney and Mr. Scaturro forfeited their unvested stock options from the October 2006 grant when their employment terminated in 2007. As a result, the following amounts previously shown as expensed in the Summary Compensation Table were reversed in 2007: $28,367 for Mr. Dodds, and $25,234 for Mr. Scaturro. Our 2007 consolidated financial statements do not include the following amounts that would have been expensed for the forfeited options: $155,821 for Mr. Dodds, $138,566 for Ms. McWhinney, and $74,432 for Mr. Scaturro.

COMPENSATION INFORMATION

(4)	The amounts shown in this column include amounts earned under the Corporate Executive Bonus Plan and long-term compensation cash awards earned under the Long Term Incentive Plan for the performance period ending December 31, 2007. Those amounts are as follows:

Named Executive Officer	Corporate Executive Bonus Plan ($)	Long Term Incentive Plan ($)

Charles R. Schwab	3,685,500	—

Joseph R. Martinetto	—	427,625

Walter W. Bettinger II	1,998,750	5,053,750

Carrie E. Dwyer	757,965	1,943,750

Charles G. Goldman	535,394	777,500

Christopher V. Dodds	—	1,244,000

Deborah D. McWhinney	—	5,053,750

Peter K. Scaturro	—	—

(5)	The company does not offer above-market or preferential earnings under nonqualified deferred compensation plans or defined contribution plans.

The company does not offer defined benefit and actuarial pension plans except, during the time it owned U.S. Trust Corporation, the U.S. Trust Corporation Employees’ Retirement Plan, in which Mr. Scaturro participated. Because Mr. Scaturro did not fully vest in his pension plan account at the time of sale, the change in the actuarial present value for Mr. Scaturro in 2007 declined by $11,000.

(6)	The amounts shown in this column include the following:

Named Executive Officer	Employer Matching Contributions (a) ($)	Restricted Stock Dividends (b) ($)	Perquisite Allowance (c) ($)	Security Costs (d) ($)	Severance (e) ($)

Charles R. Schwab	11,500	—	—	48,724	—

Joseph R. Martinetto	11,500	26,594	32,250	—	—

Walter W. Bettinger II	11,500	442,035	1,436,000	—	—

Carrie E. Dwyer	11,500	157,163	36,000	—	—

Charles G. Goldman	11,500	18,260	36,000	—	—

Christopher V. Dodds	—	168,229	21,000	—	—

Deborah D. McWhinney	—	143,877	21,000	—	3,365,600

Peter K. Scaturro	—	20,355	18,000	—	14,408,496

In addition to the amounts shown in the table above, the company incurred driver and vehicle costs for Mr. Schwab and Mr. Scaturro, and spousal travel and a related tax gross-up for Mr. Scaturro. Those costs are included in the amounts shown in the “All Other Compensation” column of the Summary Compensation Table.

COMPENSATION INFORMATION

On certain occasions in 2007, Mr. Bettinger and his family members took personal flights on chartered or fractionally-owned aircraft when accompanying company executives traveling for business purposes. There was no aggregate incremental cost to the company for these flights other than amounts for lost tax deductions when family members accompanied Mr. Bettinger on business travel, and those amounts are included in the “All Other Compensation” column of the Summary Compensation Table. Also included is the aggregate incremental cost to the company, based on the hourly rate charged for the aircraft, of a personal stopover Mr. Bettinger made when traveling on business.

(a)	The amounts in this column are the employer match under the company’s defined contribution plan, the SchwabPlan Retirement Savings and Investment Plan, which is available to all eligible employees.

(b)	The amounts in this column show dividends on restricted stock awards that were not included in the fair market value of the stock on the grant date as shown in the Grants of Plan-Based Awards Table and include the $1.00 special dividend paid in August 2007.

(c)	The amounts in this column include an annual, pro-rated perquisites allowance of $36,000 for all executive officers, except Mr. Schwab. In connection with Mr. Bettinger’s promotion to President and Chief Operating Officer, it also includes a special, one-time cash payment of $1,400,000 in lieu of in-kind perquisites that was intended to compensate him for expenses he would incur for a period of time, including rental housing and family travel expenses.

(d)	The amounts in this column represent costs for maintaining security systems and equipment for the protection of the Chairman and Chief Executive Officer, which were established as part of the company’s business protection plans and not for his personal benefit. The company adopted these security measures as part of the company’s business protection plans on the recommendation of an independent, third-party consulting firm. The value of maintaining security systems and equipment is measured at its aggregate incremental cost to the company, which includes the invoiced costs for monitoring and maintenance of the system.

(e)	In the case of Mr. Scaturro, this amount consisted of $5,000,000 pursuant to the change-in-control provisions of his offer letter, lump sum payments of $8,946,196 pursuant to the terms of his retention agreement, and $462,300 accrued for the 2005 Long Term Incentive Plan for the performance period ending December 31, 2008, in which he was vested upon his separation. In the case of Ms. McWhinney, this amount consisted of $900,000 pursuant to her separation agreement and $2,465,600 representing amounts accrued for the 2005 Long Term Incentive Plan for the performance period ending December 31, 2008, in which she was vested upon her separation.

(7)	Mr. Schwab has had an employment contract with the company since 1987. His employment contract is described in the narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table.

(8)	Ms. McWhinney entered into a separation agreement, the terms of which are described in the narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table.

(9)	Mr. Scaturro entered into a retention agreement as part of the sale of U.S. Trust to Bank of America. The terms of his original offer letter and the retention agreement are described in the narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table.

COMPENSATION INFORMATION

GRANTS OF PLAN-BASED AWARDS

This table shows grants of plan-based awards to the named executive officers during 2007.

2007 Grants of Plan-Based Awards Table

NAME	GRANT DATE	DATE OF ACTION IF NOT GRANT DATE (1)	ESTIMATED POSSIBLE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS (2)			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS (3)			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK (#) (4)	ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES UNDERLYING OPTIONS (#) (5)		EXERCISE OR BASE PRICE OF OPTION AWARDS ($/Sh) (5)	GRANT DATE FAIR VALUE OF EQUITY AWARDS ($) (6)
			THRES- HOLD ($)	TARGET ($)	MAXIMUM ($)	THRES- HOLD (#)	TARGET (#)	MAXIMUM (#)
Charles R. Schwab	2/21/2007	—	—	3,150,000	6,300,000	—	—	—	—	—		—	—
	11/1/2007	10/18/2007	—	—	—	—	—	—	—	487,466	(7)	23.33	3,500,000	(11)

Joseph R. Martinetto	5/18/2007	4/25/2007							9,941	—		—	202,500	(12)
	5/18/2007	4/25/2007	—	—	—	—	—	—	—	34,972	(8)	19.99	247,500	(12)
	11/1/2007	10/18/2007	—	—	—	—	10,987	—	—	—		—	250,000	(11)
	11/1/2007	10/18/2007	—	—	—	—	—	—	—	104,457	[7]	23.33	750,000	(11)

Walter W. Bettinger II	2/20/2007	—	—	—	—	—	—	—	250,000	—		—	4,885,000	(13)
	2/20/2007	—	—	—	—	—	—	—	—	1,048,900	(9)	18.65	6,517,865	(13)
	2/21/2007	—	—	1,750,000	3,500,000	—	—	—	—	—		—	—
	11/1/2007	10/18/2007	—	—	—	—	—	—	—	348,190	(7)	23.33	2,500,000	(11)

Carrie E. Dwyer	2/21/2007	—		650,000	1,300,000	—	—	—	—	—		—
	11/1/2007	10/18/2007	—	—	—	—	8,790	—	—	—		—	200,000	(11)
	11/1/2007	10/18/2007	—	—	—	—	—	—	—	83,566	(7)	23.33	600,000	(11)

Charles G. Goldman	2/21/2007	—	—	416,000	832,000	—	—	—	—	—		—	—
	10/1/2007	7/24/2007	—	—	—	—	—	—	15,327	—		—	337,500	(14)
	10/1/2007	7/24/2007	—	—	—	—	—	—		57,693	(10)	22.41	412,500	(14)
	11/1/2007	10/18/2007	—	—	—	—	10,987	—	—	—		—	250,000	(11)
	11/1/2007	10/18/2007	—	—	—	—		—	—	104,457	(7)	23.33	750,000	(11)

Christopher V. Dodds	2/21/2007	—	—	770,000	1,540,000	—	—	—	—	—		—	—

Deborah D. McWhinney	2/21/2007	—	—	787,500	1,575,000	—	—	—	—	—		—	—

Peter K. Scaturro	2/21/2007	—	1,460,000	2,000,000	2,320,000	—	—	—	—	—		—	—

(1)	This column shows the date that the Compensation Committee or the independent directors took action with respect to the equity award if that date is different than the grant date. If the grant date is not the meeting date, it is a fixed, future date specified at the time of the grant.

(2)	These columns show the range of possible payouts for annual cash incentive awards granted in 2007 under the Corporate Executive Bonus Plan (CEBP). The actual annual cash incentive awards paid for 2007 performance under the CEBP are shown in footnote 4 to the Summary Compensation Table.

(3)	These performance-based restricted stock awards were granted under the 2004 Stock Incentive Plan at a grant price of $22.76 (the average of the high and low stock price on the grant date). Shares vest in equal installments of 25% on the first, second, third and fourth anniversary of the grant date. If a corporate performance hurdle related to pre-tax adjusted income divided by revenue and revenue growth is not met for a performance period, then the shares that would have otherwise vested for that year will be forfeited.

(4)	These restricted stock awards received for promotions were granted under the 2004 Stock Incentive Plan and vest 25% on the second and third anniversary of the grant date and 50% on the fourth anniversary of the grant date.

(5)	The number of options granted and exercise price for option awards granted prior to July 19, 2007 have been adjusted to reflect the special dividend paid on August 24, 2007 and to preserve the intrinsic value of each option award.

COMPENSATION INFORMATION

(6)	For option awards, the fair value on the grant date is determined by multiplying the number of shares granted by the binomial value of an option under FAS No. 123R. For restricted stock awards, the fair value on the grant date is determined by multiplying the number of shares granted by the grant price (which was the average of the high and low stock price on the grant date).

(7)	These premium-priced stock option awards were granted under the 2004 Stock Incentive Plan with an exercise price of $23.33, which was 3% above the stock’s closing market price of $22.65 on the grant date. These options vest in equal installments of 25% on the first, second, third and fourth anniversary of the grant date and expire on November 1, 2014.

(8)	This stock option award for Mr. Martinetto’s promotion was granted under the 2004 Stock Incentive Plan with an exercise price of $19.99. These options vest in four equal annual installments beginning on the first anniversary of the grant date and expire on May 18, 2014.

(9)	This stock option award for Mr. Bettinger’s promotion was granted under the 2004 Stock Incentive Plan with an exercise price of $18.65. These options vest in four equal annual installments beginning on the first anniversary of the grant date and expire on February 20, 2014.

(10)	This stock option award for Mr. Goldman’s promotion was granted under the 2004 Stock Incentive Plan with an exercise price of $22.41. These options vest in four equal annual installments beginning on the first anniversary of the grant date and expire on October 1, 2014.

(11)	For the option grants, the binomial value of an option was $7.18. For the restricted stock grants, the average of the high and low stock price on the grant date was $22.76.

(12)	For the option grant to Mr. Martinetto, the binomial value of an option was $7.08. For the restricted stock grant, the average of the high and low stock price on the grant date was $20.37.

(13)	For the option grant to Mr. Bettinger, the binomial value of an option was $6.21. For the restricted stock grant, the average of the high and low stock price on the grant date was $19.54.

(14)	For the option grant to Mr. Goldman, the binomial value of an option was $7.15. For the restricted stock grant, the average of the high and low stock price on the grant date was $22.02.

COMPENSATION INFORMATION

NARRATIVE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS

Salary and Bonus

The Compensation Committee raised base salaries in 2007 for promotional increases for Mr. Bettinger, Mr. Goldman and Mr. Martinetto. The Committee raised Mr. Bettinger’s salary 17% for his promotion to President and Chief Operating Officer; Mr. Goldman’s salary 8% for his promotion to Executive Vice President – Schwab Institutional, and Mr. Martinetto’s salary 21% for his promotion to Chief Financial Officer. The Committee recommended an increase to Mr. Schwab’s base salary, which he declined.

All annual cash awards received by the named executive officers were in the form of incentive awards under the Corporate Executive Bonus Plan (CEBP), unless the officer was promoted after the first quarter of the performance period. Mr. Martinetto did not participate in the CEBP prior to his promotion to Chief Financial Officer in May 2007, and the full amount of his bonus was paid outside of the CEBP. Mr. Goldman was promoted in July 2007, after his annual performance target had been set under the CEBP. In addition to the amount paid under the CEBP, Mr. Goldman received $53,539 paid outside of the CEBP for the increased target associated with his promotion. Because Mr. Dodds, Ms. McWhinney and Mr. Scaturro were not employed by the company at the end of the performance period, they received no payments under the CEBP.

Defined Benefit Plan

The company currently does not offer, and as of December 31, 2007 did not offer, defined benefit and actuarial pension plans. During the time the company owned U.S. Trust Corporation, U.S. Trust offered the U.S. Trust Corporation Employees’ Retirement Plan, in which Mr. Scaturro participated. The U.S. Trust Corporation Employees’ Retirement Plan was a tax-qualified plan. Under the plan, a bookkeeping account was established for Mr. Scaturro, which was credited on a quarterly basis with pay credits based on 5% of eligible compensation and interest credits based on an average yield on ten-year Treasury securities. The U.S. Trust Corporation Employees’ Retirement Plan was transferred with the sale of U.S. Trust. Since the company no longer owned U.S. Trust as of fiscal year end, there is no pension plan table included in the proxy statement.

All Other Compensation

Aside from the cash perquisites allowance of $36,000 paid in 2007 (which Mr. Schwab does not receive), the named executive officers do not receive personal benefits, unless authorized by the Compensation Committee or the independent directors. In 2007, in connection with his promotion to President and Chief Operating Officer, Mr. Bettinger received a one-time cash payment of $1,400,000 in lieu of in-kind perquisites that was intended to compensate him for expenses he would incur for a period of time, including rental housing and family travel expenses.

The amounts in the Summary Compensation Table for Mr. Schwab – the maintenance of a security system in his personal residence and a driver for commuting to work – were not intended for his personal benefit. The company adopted these security measures as part of the company’s business protection plans on the recommendation of an independent, third-party consulting firm. As part of Mr. Scaturro’s offer letter, in addition to the perquisites allowance of $36,000, he received a car and driver for commuting as well as for business purposes.

Restricted stock dividends are included in the “all other compensation” section of the Summary Compensation Table, because these dividends are not included in the fair value of the stock on the grant date as shown in the Grants of Plan-Based Awards Table. In 2007, the dividends included the $1.00 per common share special dividend paid in August 2007.

The severance-related payments to Mr. Scaturro and Ms. McWhinney are related to Mr. Scaturro’s offer letter

COMPENSATION INFORMATION

and retention agreement and Ms. McWhinney’s separation agreement, which are described more fully below.

Employment Agreement for Mr. Schwab

The company and Mr. Schwab entered into an amended employment agreement effective March 31, 2003. Stockholders approved the amended employment agreement. The amended agreement has an initial term of five years, and provides that as of each March 31, the term of the employment agreement is automatically extended by an additional year, under the same terms and conditions, unless beforehand either party provides notice to the other of an intention not to extend it. To address potential penalty taxes on deferred compensation pursuant to Section 409A of the Internal Revenue Code and associated regulations, the Board of Directors and Mr. Schwab agreed to amendments to his employment agreement in 2008 to specify the timing of payments, establish definitions of triggering events that are consistent with the Internal Revenue Service’s guidance under Section 409A and delay certain payments until six months after Mr. Schwab leaves employment as required by Section 409A for certain employees. The amendments do not impact the amount of the payments.

The amended employment agreement provides for an annual base salary of $900,000, subject to annual review by the board, and provides that Mr. Schwab will be entitled to participate in all compensation and fringe benefit programs made available to other executive officers, including stock-based incentive plans. Mr. Schwab’s bonus is determined under the CEBP, as described in the Compensation Discussion and Analysis.

The employment agreement also provides that certain compensation and benefits will be paid or provided to Mr. Schwab (or his immediate family or estate) if his employment is terminated involuntarily, except for cause, before the expiration of the employment agreement. “Cause” is defined as the commission of a felony, or willful and gross negligence, or misconduct that results in material harm to the company. “Involuntary termination” includes a material change in Mr. Schwab’s capacities or duties at the company.

If an involuntary termination is not due to death, disability or cause:

•

Mr. Schwab will be entitled to receive for a period of 36 months all compensation to which he would have been entitled had he not been terminated, including his base salary and participation in all bonus, incentive and other compensation and benefit plans for which he was or would have been eligible (but excluding additional grants under stock incentive plans), and

•	all his outstanding, unvested awards under stock incentive plans will vest fully on the termination date.

If an involuntary termination is due to disability, Mr. Schwab will be entitled to receive:

•	his base salary and benefits, less any payments under the long-term disability plan, for a period of 36 months from the termination date, and

•	a prorated portion of any bonus or incentive payments for the year in which the disability occurs.

If an involuntary termination is due to death, a lump sum payment will be made to Mr. Schwab’s estate equal to five times his then base salary.

If Mr. Schwab voluntarily resigns his employment within 24 months of a change in control of the company, he will be entitled to receive his base salary up to the date of resignation, plus a prorated portion of any bonus or incentive payments payable for the year in which the resignation occurs. In addition, Mr. Schwab has the right (but not the obligation) to enter into a consulting arrangement with the company if he voluntarily resigns his employment upon 6 months’ written notice to the company, or within 24 months of a change in control of the company if he voluntarily resigns or his employment is involuntarily terminated. Under that arrangement, Mr. Schwab would provide certain consulting services to the company for a period of five years for an annual payment equal to $1 million or 75% of his then base salary, whichever is less.

COMPENSATION INFORMATION

For estimated termination and change in control payments and benefits to Mr. Schwab, please refer to the “Termination and Change in Control Benefits Table.”

The employment agreement prohibits Mr. Schwab from becoming associated with any business competing with the company during the term of the agreement and for a period of five years following a voluntary resignation of employment. (However, that restriction does not apply if Mr. Schwab resigns his employment within 24 months of a change in control of the company.)

License Agreement for Mr. Schwab

The company and Charles Schwab & Co., Inc. also are parties to an assignment and license agreement with Mr. Schwab that was approved in July 1987 by the company’s non-employee directors. Under the agreement, Mr. Schwab has assigned to the company all service mark, trademark, and trade name rights to Mr. Schwab’s name (and variations on the name) and likeness. However, Mr. Schwab has the perpetual, exclusive, irrevocable right to use his name and likeness for any activity other than the financial services business, so long as Mr. Schwab’s use of his name does not cause confusion about whether the company is involved with goods or services actually created, endorsed, marketed or sold by Mr. Schwab or by third parties unrelated to the company. The assignment and license agreement defines the “financial services business” as the business in which Charles Schwab & Co., Inc. is currently engaged and any additional and related business in which that firm or the company is permitted to engage under rules and regulations of applicable regulatory agencies.

Beginning immediately after any termination of his employment, Mr. Schwab will be entitled to use his likeness in the financial services business for some purposes (specifically, the sale, distribution, broadcast and promotion of books, videotapes, lectures, radio and television programs, and also any financial planning services that do not directly compete with any business in which the company or its subsidiaries are then engaged or plan to enter within three months). Beginning two years after any termination of his employment, Mr. Schwab may use his likeness for all other purposes, including in the financial services business, as long as that use does not cause confusion as described above.

No cash consideration is to be paid to Mr. Schwab for the name assignment while he is employed by the company or, after his employment terminates, while he is receiving compensation under an employment agreement with the company. Beginning when all such compensation ceases, and continuing for a period of 15 years, Mr. Schwab or his estate will receive three-tenths of one percent (0.3%) of the aggregate net revenues of the company (on a consolidated basis) and those of its unconsolidated assignees and licensees that use the name or likeness. These payments may not, however, exceed $2 million per year, adjusted up or down to reflect changes from the cost of living prevailing in the San Francisco Bay Area during specified months in 1987, and they will terminate if the company and its subsidiaries cease using Mr. Schwab’s name and likeness. For estimated payments to Mr. Schwab under his license agreement, please refer to the table below entitled “Termination and Change in Control Benefits.”

The license agreement permits the company to continue using Mr. Schwab’s name and likeness even after he is no longer affiliated with the company and, under most circumstances, limits Mr. Schwab’s separate use of his name and likeness in the financial services business. However, the company’s ability to assign the license agreement, or to permit others to use Mr. Schwab’s name and likeness, is limited during Mr. Schwab’s lifetime. Thus, without Mr. Schwab’s consent, the company may not transfer the license, or any of the company’s rights under the license, to a third party, including by means of mergers or reorganizations in which the stockholders who held shares prior to the transaction do not retain the ability to elect the majority of the board immediately following such transaction (among other circumstances).

COMPENSATION INFORMATION

Offer Letter for Mr. Scaturro

In May 2005, the company agreed to provide certain benefits to Mr. Scaturro under the terms of his offer letter. Those terms included an initial base salary of $500,000, an initial target bonus of 400% of his annual salary (based on achievement of pre-determined performance objectives), and a guarantee of $2.5 million in cash compensation (salary and bonus) during the first 12 months of his employment. The offer letter also provided for an initial grant of stock options and a grant of restricted shares of common stock. Under the terms of the offer letter, Mr. Scaturro was eligible to participate in the company’s Long Term Incentive Program.

The terms of the offer letter provided benefits to Mr. Scaturro in the event of a sale or merger of U.S. Trust. Since Mr. Scaturro was not employed by the surviving entity, he received a payment of $5,000,000 (an amount equal to two times the salary and bonus paid to him during the previous 12 months before the sale), and vesting of his initial stock option and restricted stock awards based on years of service already completed plus two additional years of service. The payment was subject to execution of a separation agreement that included, among other post-termination obligations, a release of claims.

Retention Agreement for Mr. Scaturro

In connection with the agreement to sell U.S. Trust to Bank of America, the Board of Directors approved a retention agreement for Mr. Scaturro’s services through the close of sale of U.S. Trust. The agreement was subject to the consummation of the sale of U.S. Trust to Bank of America and to Mr. Scaturro’s continued employment and best efforts with regard to the sale of U.S. Trust. Under the retention agreement, Mr. Scaturro received lump sum payments totaling $8,946,196 and full vesting of 172,861 restricted shares of the company’s common stock upon closing of the sale. The retention benefits were in addition to any other compensation that Mr. Scaturro earned, including payments and benefits under the terms of his offer letter.

Separation Agreement for Ms. McWhinney

Under the terms of her separation agreement, Ms. McWhinney received lump sum payments totaling $900,000. The payments were subject to the execution of a release of claims, and the separation agreement also provided that Ms. McWhinney would not solicit existing or prospective clients or employees for a period of eighteen months following her separation date, which was July 25, 2007. Because Ms. McWhinney was eligible for retirement under her award agreements at the time of her separation, grants of long-term incentive awards (stock options, restricted shares, and cash units under the Long Term Incentive Plan) made two years before her separation date fully vested.

TERMINATION AND CHANGE IN CONTROL BENEFITS

Upon certain types of terminations of employment, or in the case of a change in control, the company may be obligated to pay benefits to the named executive officers. This table shows the amount of benefits due to severance or a change in control to be paid to named executive officers pursuant to existing agreements (assuming the event triggering the termination or change in control took place as of December 31, 2007). Mr. Dodds, Ms. McWhinney and Mr. Scaturro are not included in this table, because they were not employed by the company as of December 31, 2007.

COMPENSATION INFORMATION

2007 Termination and Change in Control Benefits Table

NAME	EVENT (1)	SALARY AND BONUS		EARLY VESTING OF STOCK OPTIONS (2)		EARLY VESTING OF RESTRICTED STOCK (2)		EARLY VESTING OF CASH LTIP		OTHER		TOTAL

Charles R. Schwab	Termination without cause	13,756,500	(3)	4,168,931	(4)	—		—		56,805,747	(5)	74,731,178

	Death	4,500,000	(6)	4,168,931	(14)	—		—		55,830,920	(7)	64,499,851

	Disability	2,700,000	(8)	4,168,931	(14)	—		—		55,865,806	(9)	62,734,737

	Resignation following a change in control	3,375,000	(10)	4,168,931	(14)	—				55,830,920	(7)	63,374,851

	Retirement or voluntary resignation	3,375,000	(10)	—		—		—		55,830,920	(7)	59,205,920

Joseph R. Martinetto	Termination under Severance Plan	571,815	(11)	192,889	(12)	253,916	(12)	184,250	(12)	23,754	(13)	1,226,624

	Change in control	—		539,482	(14)	733,387	(14)	184,250	(14)	—		1,457,119

	Death or disability	—		539,482	(14)	733,387	(14)	184,250	(14)	—		1,457,119

	Retirement	—		—		—		—		—		—

Walter W. Bettinger II	Termination under Severance Plan	1,025,000	(11)	4,070,196	(12)	3,359,186	(12)	1,232,800	(12)	23,754	(13)	9,710,936

	Change in control	—		8,784,182	(14)	8,684,343	(14)	1,232,800	(14)	—		18,701,325

	Death or disability	—		8,784,182	(14)	8,684,343	(14)	1,232,800	(14)	—		18,701,325

	Retirement	—		—		—		—		—		—

Carrie E. Dwyer	Termination under Severance Plan	747,500	(11)	200,710	(12)	2,311,585	(12)	924,600	(12)	23,754	(13)	4,208,149

	Change in control	—		648,532	(14)	2,800,765	(14)	924,600	(14)	—		4,373,897

	Death or disability	—		648,532	(14)	2,800,765	(14)	924,600	(14)	—		4,373,897

	Retirement	—		—		—		924,600	(15)	—		924,600

Charles G. Goldman	Termination under Severance Plan	649,751	(11)	189,011	(12)	159,253	(12)	1,001,650	(12)	23,754	(13)	2,023,419

	Change in control	—		670,313	(14)	939,601	(14)	1,001,650	(14)	—		2,611,564

	Death or disability	—		670,313	(14)	939,601	(14)	1,001,650	(14)	—		2,611,564

	Retirement	—		—		—		—		—		—

(1)	The benefits payable to Mr. Schwab are based on the terms of his employment agreement and equity incentive award agreements. The events triggering payments are described more fully in the description of his employment agreement contained in the narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table.

All other named executive officers are eligible for benefits due to job elimination under the Charles Schwab Severance Pay Plan (Severance Plan), and these benefits are included in amounts shown for “Termination under Severance Plan.” In addition, equity and long-term incentive award agreements may contain provisions for accelerated vesting due to a change in control, death or disability, or retirement, and the accelerated amounts are included in amounts shown for “change in control,” “death or disability,” and “retirement.” For the named executive officers other than Mr. Schwab who were employed as of December 31, 2007, only Ms. Dwyer met the retirement eligibility criteria of an outstanding award under the Long Term Incentive Plan.

COMPENSATION INFORMATION

(2)	For options, the amount is based on the spread between the exercise price and the closing price of a share of company common stock on December 31, 2007 ($25.55), multiplied by the number of shares with accelerated vesting. For restricted stock, the amount is based on $25.55 multiplied by the number of shares with accelerated vesting.

(3)	Under Mr. Schwab’s employment agreement, includes 36 months of salary (at 2007 annual rate of $900,000) and bonus (at 2007 cash incentive of $3,685,500), to be paid in 36 monthly installments.

(4)	Under Mr. Schwab’s employment agreement, outstanding and unvested shares and/or options shall immediately vest at the date of termination.

(5)	Under Mr. Schwab’s employment and license agreements, includes: annual installments of $3,722,061 (which represents $2 million adjusted to the consumer price index from 1987 as specified in his license agreement) for 15 years, estimated cost of office space and secretarial support for 36 months of $745,694, estimated security and personal driver for 36 months of $194,247, and estimated cost of health insurance coverage for 36 months of $34,886 based on group health plan COBRA rates.

(6)	Under Mr. Schwab’s employment agreement, represents a lump sum death benefit payable to Mr. Schwab’s estate in an amount equal to five times annual salary (at 2007 annual rate of $900,000).

(7)	Under Mr. Schwab’s license agreement, represents annual installments of $3,722,061 for 15 years payable to Mr. Schwab’s estate.

(8)	Under Mr. Schwab’s employment agreement, represents 36 months of annual salary (at the 2007 annual rate of $900,000), to be paid in monthly installments. A prorated bonus is not included, as it is already included in the 2007 Summary Compensation Table and is not an additional expense to the company.

(9)	Under Mr. Schwab’s employment and license agreements, represents annual installments of $3,722,061 for 15 years and the estimated cost of health insurance coverage for 36 months of $34,886 based on current group health plan COBRA rates.

(10)	Under Mr. Schwab’s employment agreement, represents $3,375,000 payable in 60 monthly installments of $56,250 in the event that Mr. Schwab elects to provide consulting services following a voluntary resignation or resignation or termination after a change in control. A prorated bonus is not included, as it is already included in the 2007 Summary Compensation Table and is not an additional expense to the company.

(11)	Represents a 16-month severance period and a 60-day notice period of base salary payable under the Severance Plan. Under the terms of the Severance Plan, an executive vice president with 5 or more years of service is entitled (in addition to base salary during the 60-day notice period) to a lump-sum payment of 16 months of base salary. To receive such benefits, an employee must execute a severance agreement that provides the company and its affiliates with a general release and waiver of claims.

(12)	Under the Severance Plan, represents full vesting of outstanding long-term awards that would have vested during the 60-day notice period and 16-month severance period.

(13)	Under the Severance Plan, represents a lump-sum payment to cover the cost of COBRA premiums based on current group health plan COBRA rates for 16 months.

(14)	Under long-term award agreements, these awards become fully vested in the event of a change in control of the company or death or disability.

COMPENSATION INFORMATION

(15)	Under the retirement eligibility provisions of the Long Term Incentive Plan, Ms. Dwyer meets the service-based vesting requirements for outstanding units for the performance period ending December 31, 2008.

Charles Schwab Severance Pay Plan

Employees are eligible for benefits under the Severance Plan in the event of a job elimination, as defined in the plan.

Executive officers of the company are eligible to receive a lump-sum severance pay benefit in an amount equal to the number of months determined under the table below, multiplied by one-twelfth of his or her base salary (this amount is in addition to the 60-day notice period provided in the plan):

Years of Service	Number of Months

Less than 1 year	8 months

At least 1 year but less than 2 years	12 months

At least 2 years but less than 5 years	14 months

5 years or more	16 months

An executive officer who becomes entitled to severance benefits under the plan is also eligible to receive a lump-sum payment to cover a portion of the cost of group health plan coverage. The amount of the payment is based upon the period of time for which he or she is eligible to receive severance pay and current COBRA rates for group health plan coverage. In addition, the portion of the executive officer’s long-term equity and cash compensation awards that would have vested had the officer remained employed during the severance period will vest following his or her termination date.

COMPENSATION INFORMATION

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

This table shows outstanding equity awards for each of the named executive officers as of December 31, 2007. Mr. Scaturro had no outstanding equity awards as of December 31, 2007 and therefore is not included in the table. There were no option grants outstanding that were subject to vesting conditions based on performance criteria. The grant date of equity awards made by the Compensation Committee or independent directors is the date of the meeting or a fixed, future date specified at the time of the meeting. If an equity award is approved by unanimous written consent, the grant date is a fixed, future date on or after the date the consent is effective under applicable corporate law.

Outstanding Equity Awards as of December 31, 2007

	OPTION AWARDS (1)					STOCK AWARDS
NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE		OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)		MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($) (2)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)		EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (2) ($)
Charles R. Schwab	3,304,035			7.35	5/11/2008
	314,670			13.12	1/20/2014
	839,120			14.59	9/7/2012
	839,120			16.28	9/7/2012
	839,120			18.23	9/7/2012
	141,743	425,230	(3)	18.29	10/30/2013
		487,466	(4)	23.33	11/1/2014
Joseph R. Martinetto	18,880			22.23	2/25/2009	17,717	(6)	452,669	10,987	(9)	280,718
	7,866			24.71	11/1/2009
	7,867			25.15	2/23/2010
	5,244			29.61	10/25/2010
	31,467			27.41	12/15/2010
	10,488			19.93	2/28/2011
	3,146			19.72	5/4/2011
	66,080			14.32	7/18/2011
	13,216			9.72	9/24/2011
	5,244			9.26	11/8/2012
	52,636			8.76	9/30/2011
	5,197	15,592	(3)	18.29	10/30/2013
		34,972	(5)	19.99	5/18/2014
		104,457	(4)	23.33	11/1/2014

COMPENSATION INFORMATION

	OPTION AWARDS (1)					STOCK AWARDS
NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE		OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)		MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($) (2)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)		EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (2) ($)
Walter W. Bettinger II	25,128			22.23	2/25/2009	308,514	(6)	7,882,533	31,382	(9)	801,810
	7,866			24.71	11/1/2009
	5,507			25.15	2/23/2010
	9,439			31.58	9/20/2010
	8,391			29.61	10/25/2010
	47,200			27.41	12/15/2010
	20,977			19.93	2/28/2011
	4,195			19.72	5/4/2011
	140,551			14.32	7/18/2011
	28,110			9.72	9/24/2011
	47,199			12.50	2/27/2012
	31,467			9.26	11/8/2012
	239,257			8.76	9/30/2011
	209,780			14.59	9/7/2012
	209,780			16.28	9/7/2012
	35,435	106,308	(3)	18.29	10/30/2013
		1,048,900	(7)	18.65	2/20/2014
		348,190	(4)	23.33	11/1/2014
Carrie E. Dwyer	56,640			8.32	2/23/2008	82,000	(6)	2,095,100	27,619	(9)	705,665
	31,466			22.23	2/25/2009
	15,733			33.92	4/20/2009
	102,268			25.15	2/23/2010
	8,391 78,667			29.61 27.41	10/25/2010 12/15/2010
	31,466			19.93	2/28/2011
	6,293			19.72	5/4/2011
	127,965			14.32	7/18/2011
	25,593			9.72	9/24/2011
	26,221			12.50	2/27/2012
	78,667			9.26	11/8/2012
	239,257			8.76	9/30/2011
	157,335			14.59	9/7/2012
	157,335			16.28	9/7/2012
	21,261	63,784	(3)	18.29	10/30/2013
		83,566	(4)	23.33	11/1/2014

COMPENSATION INFORMATION

	OPTION AWARDS (1)					STOCK AWARDS
NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE		OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)		MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($) (2)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)		EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (2) ($)
Charles G. Goldman	10,488			27.53	1/25/2011	15,327	(6)	391,605	21,448	(9)	547,996
	57,688			14.32	7/18/2011
	11,537			9.72	9/24/2011
	15,732			12.50	2/27/2012
	5,244			9.26	11/8/2012
	38,281			8.76	9/30/2011
	170,446			14.59	9/7/2012
	170,446			16.28	9/7/2012
	11,811	35,436	(3)	18.29	10/30/2013
		57,693	(8)	22.41	10/1/2014
		104,457	(4)	23.33	11/1/2014
Christopher V. Dodds						147	(6), (10)	3,756
Deborah D. McWhinney	47,851			8.76	7/25/2009

(1)	The number of options granted and exercise price for option awards granted prior to July 19, 2007 have been adjusted to reflect the special dividend paid on August 24, 2007 and to preserve the intrinsic value of each option award.

(2)	Represents the market value of unvested restricted stock held as of December 31, 2007 based on the closing price of a share of common stock of $25.55 on December 31, 2007.

(3)	These nonqualified stock options were granted on October 30, 2006 under the 2004 Stock Incentive Plan and vest in four equal annual installments beginning on the first anniversary of the grant date.

(4)	These nonqualified stock options were granted on November 1, 2007 under the 2004 Stock Incentive Plan and vest in four equal annual installments beginning on the first anniversary of the grant date.

(5)	These nonqualified stock options were granted on May 18, 2007 under the 2004 Stock Incentive Plan and vest in four equal annual installments beginning on the first anniversary of the grant date.

COMPENSATION INFORMATION

(6)	Time-based vesting for these restricted shares is set forth in the table below.

Name	Vesting Date	Number of Shares
Joseph R. Martinetto	10/30/2008 10/30/2009 10/30/2010 12/15/2008 5/18/2009 5/18/2010 5/18/2011	1,534 1,534 1,535 3,173 2,485 2,485 4,971

Walter W. Bettinger II	7/26/2008 2/20/2009 2/20/2010 2/20/2011	58,514 62,500 62,500 125,000

Carrie E. Dwyer	7/22/2008	82,000

Charles G. Goldman	10/1/2009 10/1/2010 10/1/2011	3,831 3,832 7,664

Christopher V. Dodds	11/1/2008 11/1/2009 11/1/2010	36 37 74

(7)	These nonqualified stock options were granted on February 20, 2007 under the 2004 Stock Incentive Plan and vest in four equal annual installments beginning on the first anniversary of the grant date.

(8)	These nonqualified stock options were granted on October 1, 2007 under the 2004 Stock Incentive Plan and vest in four equal annual installments beginning on the first anniversary of the grant date.

(9)	Restricted stock awards granted on October 30, 2006 vest in equal installments of 25% on November 1, 2007, 2008, 2009 and 2010. If, however, a corporate performance hurdle of 15% return on equity is not met for a performance period, then the shares that would have otherwise vested for that period will be forfeited. Time-based vesting for these restricted shares is as follows:

Name	Vesting Date	Number of Shares
Walter W. Bettinger II	11/1/2008 11/1/2009 11/1/2010	10,461 10,460 10,461

Carrie E. Dwyer	11/1/2008 11/1/2009 11/1/2010	6,276 6,276 6,277

Charles G. Goldman	11/1/2008 11/1/2009 11/1/2010	3,487 3,487 3,487

COMPENSATION INFORMATION

Restricted stock awards granted on November 1, 2007 vest in equal installments of 25% on the first, second, third and fourth anniversary of the grant date. If, however, a corporate performance hurdle related to pre-tax adjusted income divided by revenue and revenue growth is not met for a performance period, then the shares that would have otherwise vested for that period will be forfeited. Time-based vesting for these restricted shares is as follows:

Name	Vesting Date	Number of Shares
Joseph R. Martinetto	11/1/2008 11/1/2009 11/1/2010 11/1/2011	2,746 2,747 2,747 2,747

Carrie E. Dwyer	11/1/2008 11/1/2009 11/1/2010 11/1/2011	2,197 2,198 2,197 2,198

Charles G. Goldman	11/1/2008 11/1/2009 11/1/2010 11/1/2011	2,746 2,747 2,747 2,747

(10)	Mr. Dodds is a director of Charles Schwab Bank. These restricted shares were granted to Mr. Dodds on November 1, 2007 for his service on the Charles Schwab Bank board and vest 25% on the first and second anniversary of the grant date and 50% on the third anniversary of the grant date.

COMPENSATION INFORMATION

OPTION EXERCISES AND STOCK VESTED

This table shows stock option exercises and stock vested for the named executive officers during 2007.

Option Exercises and Stock Vested in 2007

	OPTION AWARDS		STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($) (1)	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($) (2)
Charles R. Schwab	—	—	—	—

Joseph R. Martinetto	47,200	451,594	8,833	191,193

Walter W. Bettinger II	9,436	140,827	48,958	976,477

Carrie E. Dwyer	—	—	62,128	1,258,102

Charles G. Goldman	—	—	7,613	157,770

Christopher V. Dodds	1,250,102	8,935,999	66,128	1,315,931

Deborah D. McWhinney	801,756	6,017,067	98,122	1,919,580

Peter K. Scaturro	839,120	6,605,760	172,861	3,735,768

(1)	The value realized on exercise of stock options is calculated by subtracting the option exercise price from the market price to obtain the value realized per share, and multiplying the value realized per share by the number of shares acquired upon exercise. If upon exercising the stock options, the named executive officer kept the shares acquired, then the market price is calculated by averaging the high and low market prices of the company’s common stock on the date of exercise. If upon exercising the stock options, the named executive officer sold the shares acquired, then the market price is calculated by using the sale price. Accordingly, the amounts in this column may not represent amounts actually realized by the named executive officers.

(2)	Amounts in this column are calculated by multiplying the number of shares acquired on vesting by the volume weighted-average price of the company’s common stock on the vesting date. If the vesting date is a weekend or holiday, the volume weighted-average price on the next business day is used to value the shares.

COMPENSATION INFORMATION

NONQUALIFIED DEFERRED COMPENSATION

This table shows amounts under The Charles Schwab Corporation Deferred Compensation Plan I (DCP1) and The Charles Schwab Corporation Deferred Compensation Plan II (DCP2). The company does not make contributions to the deferred compensation plans.

Nonqualified Deferred Compensation in 2007

Name (1)	Plan	Executive Contributions in 2007 ($) (2)		Aggregate Earnings in 2007 Fiscal Year (3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Charles R. Schwab	DCP1	—		955,325	—	13,318,020	(4)

Charles G. Goldman	DCP1 DCP2	— 177,510	(5)	3,139 19,495	— 51,146	104,511 340,086

(1)	Mr. Schwab participates in the DCP1 only, and Mr. Goldman participates in both the DCP1 and DCP2. Mr. Martinetto, Mr. Bettinger, Ms. Dwyer, Mr. Dodds, Ms. McWhinney and Mr. Scaturro do not participate in either of the company’s deferred compensation plans.

(2)	The contributions reported in this column were from the deferral of bonuses.

(3)	The earnings reported in this column are not above-market or preferential and therefore are not reported in the Summary Compensation Table.

(4)	For Mr. Schwab, includes executive contributions of $6,513,138 of cash bonuses which were previously reported as compensation to Mr. Schwab in the Summary Compensation Tables for prior years (1994 – 1997), and aggregate plan earnings of $6,804,882. Mr. Schwab does not currently defer compensation.

(5)	These contributions are reported as compensation to Mr. Goldman in the Summary Compensation Table.

The Charles Schwab Corporation Deferred Compensation Plans

In December 2004, the Compensation Committee adopted the DCP2. Deferrals for income earned prior to January 1, 2005 were made under the DCP1, and all deferrals for income earned after January 1, 2005 were made pursuant to the DCP2. Subject to the terms and conditions set forth in the plans, each eligible participant may elect to defer all or a portion of amounts earned under the company’s non-equity incentive plans. All of a participant’s compensation deferrals are credited to a deferral account maintained for each participant. Amounts credited to deferral accounts are adjusted periodically to reflect earnings and losses (calculated based on the market return of investment options selected by participants that the company makes available under the plans). Investment options available under the plans are the same as those offered under the company’s 401(k) plan, except that the self-directed brokerage feature and the company common stock funds are not available. Participants may make investment changes at any time. With certain exceptions, deferral accounts are paid or commence to be paid upon a fixed payment date, as elected by the participant, or the participant’s retirement. Participants may generally elect that payments be made in a single lump sum or in annual installments over a period of four, five, ten or fifteen years. However, payment will be made in a lump sum after a change in control of the company or upon a termination of a participant’s employment for any reason other than retirement.

COMPENSATION INFORMATION

DIRECTOR COMPENSATION

The following table shows compensation paid to each of our non-employee directors during 2007. The company does not offer any non-equity incentive plans, defined benefit and actuarial pension plans, or other defined contribution retirement plans for non-employee directors. The company does not offer above-market or preferential earnings under its nonqualified deferred compensation plans for directors.

2007 Director Compensation

	FEES EARNED OR PAID IN CASH ($)
NAME	PAID IN CASH ($) (1)		DEFERRED INTO RESTRICTED STOCK UNITS OR OPTIONS (2), (8) ($)	STOCK AWARDS (3), (8) ($)		OPTION AWARDS (4), (8) ($)		ALL OTHER COMPEN- SATION (5) ($)	TOTAL ($)

William F. Aldinger III	—		90,000	32,760		20,814		6,697	150,271

Nancy H. Bechtle	85,000		—	58,999		27,821		10,207	182,027

C. Preston Butcher	—		90,000	58,999		27,821		10,207	187,027

Donald G. Fisher	90,000		—	58,999		27,821		10,207	187,027

Frank C. Herringer	—		100,000	58,999		27,821		10,207	197,027

Marjorie Magner	—		90,000	32,760		20,814		6,697	150,271

Stephen T. McLin	165,750	(6)	—	59,136	(7)	27,821		10,214	262,921

Paula A. Sneed	—		85,000	58,999		27,821		10,207	182,027

Roger O. Walther	100,000		—	58,999		27,821		10,207	197,027

Robert N. Wilson	26,250	(6)	85,000	86,379	(7)	37,844	(7)	14,594	250,067

David B. Yoffie (9)	32,225		—	6,908		2,491		1,023	42,647

(1)	This column shows amounts paid in cash for retainers.

(2)	This column shows the dollar amount of retainers deferred into restricted stock units or options under the Directors’ Deferred Compensation Plan. The corresponding restricted stock units or options were as follows: 4,166 restricted stock units for Ms. Sneed and Mr. Wilson; 4,414 restricted stock units for Mr. Aldinger and Ms. Magner; 4,896 restricted stock units for Mr. Herringer; and 13,809 stock options for Mr. Butcher.

(3)	This column shows the dollar amount of compensation costs recognized during the fiscal year in accordance with FAS No. 123R on restricted stock awards. In 2007, all non-employee directors received an automatic grant of restricted stock with a grant date fair value of $62,500. In addition, Mr. Wilson received an additional grant of restricted stock with a grant date fair value of $15,000 for his service on the U.S. Trust board, and Mr. McLin received an additional grant of restricted stock with a grant date fair value of $3,345 for his service on the Charles Schwab Bank board.

Mr. Yoffie forfeited unvested restricted shares from his May 2005 and May 2006 grants when he discontinued his service as a director after the 2007 annual meeting. As a result, $2,141 previously shown as expensed in the Director Compensation Table was reversed in 2007 for Mr. Yoffie. Our 2007 consolidated financial statements do not include $17,026 that would have been expensed for the forfeited shares.

COMPENSATION INFORMATION

(4)	This column shows the dollar amount of compensation costs recognized during the fiscal year in accordance with FAS No. 123R on stock options. In 2007, all non-employee directors received an automatic grant of stock options with a grant date fair value of $62,500. In addition, Mr. Wilson received an additional grant of stock options with a grant date fair value of $10,475 for his service on the U.S. Trust board of directors.

Mr. Yoffie forfeited unvested stock options from his May 2005 and May 2006 grants when he discontinued his service as a director after the 2007 annual meeting. As a result, $539 previously shown as expensed in the Director Compensation Table was reversed in 2007 for Mr. Yoffie. Our 2007 consolidated financial statements do not include $5,245 that would have been expensed for the forfeited options.

(5)	This column shows the dollar amount of cash dividends on unvested restricted shares, including the $1.00 per common share special dividend paid in August 2007.

(6)	For Mr. McLin, this amount includes his cash retainer and fees in the amount of $55,750 for service on the Charles Schwab Bank board of directors. For Mr. Wilson, this amount represents his cash retainer for service on the U.S. Trust board of directors.

(7)	Includes the dollar amount of compensation costs recognized during the fiscal year in accordance with FAS No. 123R for a restricted stock award for service on the Charles Schwab Bank board of directors in the case of Mr. McLin and for restricted stock and stock option awards for service on the U.S. Trust board of directors in the case of Mr. Wilson.

(8)	The following table shows the aggregate number of outstanding restricted stock, stock options and restricted stock unit awards granted to the non-employee directors as of December 31, 2007:

Name	Stock Awards	Option Awards	Restricted Stock Unit Awards

William F. Aldinger III	5,751	23,556	4,611

Nancy H. Bechtle	8,349	110,595	522

C. Preston Butcher	8,349	220,405	25,894

Donald G. Fisher	8,349	70,711	—

Frank C. Herringer	8,349	107,907	54,190

Marjorie Magner	5,751	23,556	9,276

Stephen T. McLin	8,496	104,324	28,184

Paula A. Sneed	8,349	52,195	37,431

Roger O. Walther	8,349	103,666	26,049

Robert N. Wilson	11,752	62,549	45,415

(9)	Mr. Yoffie served as a director until the annual meeting of stockholders in May 2007.

COMPENSATION INFORMATION

Director Compensation

During 2007, Mr. Schwab received no additional compensation for his service as a director. Non-employee directors received the following retainers in 2007:

Cash Retainers

Each non-employee director received an annual cash retainer in the amount of $85,000. In addition, the Chair of the Audit Committee received an annual cash retainer of $25,000, and each other member of the Audit Committee received an annual cash retainer of $5,000. The Chair of the Compensation Committee and the Chair of the Nominating and Corporate Governance Committee each received an annual cash retainer of $15,000. The Board retains the discretion to establish special committees in the future and to pay a special retainer to the Chair and the members of any special committee. There are no fees for attendance at Board or committee meetings.

Equity Grants

Each non-employee director received an annual equity grant under the 2004 Stock Incentive Plan with an aggregate value of $125,000. Non-employee directors received the equity grant 50 percent in stock options and 50 percent in restricted shares.

Terms and Conditions

Non-employee directors received the annual grants of options and restricted stock on the second business day after the annual meeting of stockholders. In the event a new non-employee director is elected to the Board during the year, a pro-rata amount with same 40/60 split between cash retainers and equity awards will be granted to that individual for the first calendar year in lieu of the full amount. The non-employee director equity grants are subject to the following terms and conditions:

•

Annual grants of options and restricted stock vest over the three-year period following the date of grant, with 25% vesting on each of the first and second anniversary of the grant date and the remaining 50% on the third anniversary of the grant date. The options become 100% vested in the event of the non-employee director’s death, disability or retirement.

•	The number of shares for the annual grant of restricted stock is determined by dividing $62,500 by the average of the high and low market prices of common stock on the date of the grant.

•	The number of options for the annual grant of stock options is determined by dividing $62,500 by the binomial value of an option on the date of the grant.

•	Each stock option is designated as a nonqualified stock option and has an exercise price equal to the fair market value of common stock on the date of the grant.

•

Each stock option expires on the earliest of (1) the date ten years after the date of grant, (2) the date three months after termination of service for any reason other than death, disability or retirement, (3) the date one year after termination of service because of death or disability, or (4) the date two years after termination of service because of retirement.

Directors’ Deferred Compensation Plan

Non-employee directors also may participate in the Directors’ Deferred Compensation Plan II. This plan allows them to defer receipt of all or a portion of their retainers and, at their election, either to:

(1)	receive stock options that:

•	have a fair value equal to the amounts deferred (as determined under the valuation method used by the company to value stock options at the time of the deferral),

•	have an option exercise price equal to the closing price of common stock on the date the deferred amount would have been paid, and

COMPENSATION INFORMATION

•	vest immediately upon grant and generally expire ten years after the grant date,

- or -

(2)	receive restricted stock units that are funded by an equivalent number of shares of common stock to be held in a “rabbi” trust and distributed to the director when he or she ceases to be a director.

We also have stock ownership guidelines for non-employee directors. Under our guidelines, each non-employee director should own company stock with a fair market value equal to or exceeding $200,000. A new director should reach this target level upon completing five years of service. Once this target level is reached, the director is deemed to meet this target so long as he or she continues to hold an equivalent number of shares as on the date the target level was met. Shares owned outright, deferred shares and restricted stock and stock units are counted in determining the threshold under our stock ownership guidelines. In addition, each non-employee director is expected to hold for at least one year 50% of the net after-tax value of company stock acquired through the exercise of a stock option or the vesting of restricted shares. Thereafter, the shares may be sold as of any date the target ownership level is met.

COMPENSATION INFORMATION

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table summarizes information as of December 31, 2007 with respect to equity compensation plans approved and not approved by stockholders (shares in millions):

Securities Authorized for Issuance as of December 31, 2007

PLAN CATEGORY	(A) SHARES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS		(B) WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS		(C) SHARES AVAILABLE FOR FUTURE ISSUANCE (EXCLUDING SHARES IN COLUMN A)

Equity compensation plans approved by stockholders	54	(1)	$16.63	(2)	88	(3)

Equity compensation plans not approved by stockholders	14	(4)	$19.56	(5)	0

Total	68		$17.29		88

(1)	Consists of 48,847,235 stock options and 5,403,042 restricted stock units outstanding under the company’s 1992, 2001 and 2004 Stock Incentive Plans.

(2)	The weighted-average exercise price does not take into account awards that have no exercise price such as restricted stock units.

(3)	Consists of 37,772,694 shares (including stock options, stock appreciation rights, restricted stock, restricted stock units, performance stock and performance units) that may be awarded under the 2004 Stock Incentive Plan and 50,000,000 shares that may be purchased under the Employee Stock Purchase Plan (ESPP). The first offering period under the ESPP had begun but was not completed as of December 31, 2007 (499,471 shares ultimately were purchased at the end of the first offering period).

(4)	Consists of 14,223,303 stock options and 1,500 restricted stock units outstanding under the company’s Employee Stock Incentive Plan (ESIP) approved in 1997. Grants under the ESIP were made to employees other than officers and directors and, accordingly, did not require stockholder approval under rules in effect at the time of grant.

In connection with its acquisition of CyberCorp, Inc. in 2002, the company assumed stock options granted under the CyberCorp, Inc. 1996 Stock Incentive Plan (the CyberCorp Plan). There are 14,575 stock options outstanding under the CyberCorp Plan.

(5)	Represents the weighted-average exercise price of options granted under the ESIP. Options granted under the CyberCorp Plan had a weighted-average exercise price of $16.78.

COMPENSATION INFORMATION

Employee Stock Incentive Plan

The Employee Stock Incentive Plan, which the board approved in 1997, provided for the grant of stock options and restricted stock to employees. No new shares are available for grant under this plan. Options granted under the plan allow employees to purchase shares of common stock at an exercise price of not less than 100% of the fair market value of a share on the grant date. Options become exercisable and expire within the times and upon the events determined by the Compensation Committee or by persons to whom the committee delegates such responsibility. Restricted stock becomes vested, in full or in installments, upon the satisfaction of certain conditions established by the Compensation Committee or its delegates.

COMPENSATION INFORMATION

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

This table shows common stock that is beneficially owned by the directors, the named executive officers, and owners of 5% or more of the outstanding company common stock, as of the close of business on March 17, 2008.

	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP

NAME OF BENEFICIAL OWNER	SHARES OWNED (1)		STOCK OPTIONS EXERCISABLE WITHIN 60 DAYS (2)	TOTAL BENEFICIAL OWNERSHIP (3)	PERCENT OF OUTSTANDING SHARES

Charles R. Schwab	204,895,510	(4)	6,277,808	211,173,318	18.3%

William F. Aldinger III	12,179		11,800	23,979	*

Nancy H. Bechtle	221,692		96,217	317,909	*

C. Preston Butcher	1,193,982	(5)	209,396	1,403,378	*

Donald G. Fisher	3,945,823	(6)	56,333	4,002,156	*

Frank C. Herringer	117,935	(7)	93,529	211,464	*

Marjorie Magner	6,679		11,800	18,479	*

Stephen T. McLin	112,562	(8)	89,946	202,508	*

Paula A. Sneed	31,445		37,817	69,262	*

Roger O. Walther	202,628	(9)	89,288	291,916	*

Robert N. Wilson	98,641	(10)	43,582	142,223	*

Joseph R. Martinetto	57,750		227,331	285,081	*

Walter W. Bettinger II	372,551	(11)	1,332,507	1,705,058	*

Carrie E. Dwyer	306,676		1,107,918	1,414,594	*

Charles G. Goldman	40,669		491,673	532,342	*

Christopher V. Dodds	463,892		—	463,892	*

Deborah D. McWhinney	9,363		47,851	57,214	*

Peter K. Scaturro	—		—	—	*

Directors and Executive Officers as a Group (22 Persons) (12)	212,353,525		11,067,650	223,421,175	19.3%

*	Less than 1%

(1)	This column includes:

•

Shares for which the named person has sole voting and investment power, has shared voting and investment power with his or her spouse, or holds in an account under The SchwabPlan Retirement Savings and Investment Plan, and

•	Restricted stock or shares subject to a vesting schedule, performance conditions, forfeiture risk and other restrictions.

COMPENSATION INFORMATION

This column excludes restricted stock units held by directors under the Directors Deferred Compensation Plans, which do not have voting rights. The restricted stock units are converted into shares of common stock and paid in a lump sum by the end of February in the year following a director’s termination of board service. As of March 17, 2008, there are no restricted stock units under the Directors Deferred Compensation Plans that are convertible within 60 days. Information on these restricted stock units is contained in the section under “Compensation Information – Director Compensation.”

(2)	Shares that can be acquired through stock option exercises through May 15, 2008.

(3)	This column includes the total number of shares beneficially owned, including shares owned and the number of shares underlying stock options exercisable within 60 days of March 17, 2008.

(4)	Includes 7,085,465 shares held by Mr. Schwab’s spouse, 39,350,941 shares held by a limited liability company, and the following shares for which Mr. Schwab disclaims beneficial ownership: 12,145,065 shares held by a nonprofit public benefit corporation established by Mr. Schwab, and 6,000 shares held in a trust for which Mr. Schwab acts as trustee.

Includes 1,486,475 shares held by investment companies and managed by a wholly-owned subsidiary of the company, which Mr. Schwab may be deemed to have shared voting and investment power and for which he disclaims beneficial ownership.

Mr. Schwab’s address is c/o The Charles Schwab Corporation, 120 Kearny Street, San Francisco, California 94108.

(5)	Includes 1,054,311 shares that are pledged as security, and 286,713 shares that are held by Mr. Butcher’s spouse.

(6)	Includes shares held by a nonprofit public benefit corporation for which Mr. Fisher has shared voting and investment power and for which he disclaims beneficial ownership.

(7)	Includes 50,625 shares held by Mr. Herringer’s spouse, and 150 shares held by his spouse as custodian.

(8)	Includes shares held by a nonprofit public benefit corporation established by Mr. McLin, for which he disclaims beneficial ownership.

(9)	Includes 27,947 shares held by Mr. Walther’s spouse.

(10)	Includes 1,300 shares held by Mr. Wilson’s spouse as custodian.

(11)	Includes 2,047 shares held by Mr. Bettinger’s spouse.

(12)	In addition to the officers and directors named in this table, four other executive officers are members of this group.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on its records and other information, the company believes that during 2007 all filings with the SEC by its officers, directors and 10% stockholders timely complied with requirements for reporting ownership and changes in ownership of common stock under Section 16(a) of the Securities Exchange Act of 1934.

TRANSACTIONS WITH RELATED PERSONS

Charles R. Schwab, the company’s Chairman and Chief Executive Officer, has a daughter, Carolyn (“Carrie”) Schwab Pomerantz, who was employed as President of the Charles Schwab Foundation during 2007 (and presently). Mr. Schwab’s daughter earned approximately $363,000 in salary, bonus and benefits during 2007. She also received a grant of 1,539 shares of restricted stock and 14,624 stock options. Ms. Schwab Pomerantz has been employed by the company for 25 years.

In connection with the modified “Dutch auction” tender offer completed in August 2007 that was part of the company’s capital restructuring, the company executed a stock purchase agreement with Mr. Schwab and with certain additional stockholders whose shares Mr. Schwab was deemed to beneficially own. Under the stock purchase agreement, Mr. Schwab and the other stockholders who were parties to the agreement did not participate in the tender offer, but instead sold, and the company purchased, 18 million shares, at a purchase price ($20.50 per share) that was the same as was determined and paid in the tender offer, for a total purchase price of $369 million. The number of shares repurchased resulted in Mr. Schwab maintaining the same beneficial percentage interest in the company’s outstanding common stock that he had prior to the tender offer and sale of shares pursuant to the stock purchase agreement (approximately 18%, which did not take into consideration Mr. Schwab’s outstanding options to acquire stock). The shares under this agreement were repurchased on August 15, 2007.

Some directors, executive officers and entities with which they are affiliated have credit transactions with the company’s banking and brokerage subsidiaries, such as mortgage loans, revolving lines of credit, or other extensions of credit. These transactions with directors, executive officers and their affiliates are made in the ordinary course of business and to the extent permitted by the Sarbanes-Oxley Act of 2002. Such transactions are on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the lender and do not involve more than the normal risk of collectibility or present other unfavorable features.

The company has policies and procedures regarding the review and approval of related-person transactions. Such policies and procedures are in writing and have been approved by the Audit Committee. The transactions covered by the company’s policies and procedures include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in which the company participates and the amount involved exceeds $120,000, and a director or executive officer of the company has a direct or indirect material interest. The policies and procedures include transactions where the directors’ and executive officers’ children, stepchildren, parents, stepparents, spouse, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law, or sisters-in-law or members of their household (other than a tenant or employee) have a personal interest.

Any director or executive officer proposing a transaction covered by the company’s related party transaction policies and procedures must notify the company’s compliance department as soon as practicable after becoming aware of the transaction or proposed transaction and must provide a description of all material details and his or her interest in the transaction.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Audit Committee will consider the transaction at its next meeting. The Audit Committee may authorize or ratify the transaction only if the Audit Committee determines that the transaction is fair as to the company as of the time of authorization and in the best interests of the company. The transaction must be approved in good faith by a majority of the disinterested directors on the Audit Committee.

Notice to and approval by the Audit Committee as described above is not required if the transaction involves compensation to an immediate family member of a director or executive officer, and the employment relationship has been approved in good faith by a majority of disinterested members of the Compensation Committee. As in the case of Ms. Schwab Pomerantz, after initial employment, further approval of the Compensation Committee is not required if the immediate family member is not an executive officer and all compensation and benefits to him or her, including salary increases, bonuses, incentive awards, perquisites, benefits, severance payments, and all other forms of compensation, are made in accordance with the company’s compensation programs, policies and plans.

STOCKHOLDER PROPOSALS

STOCKHOLDER PROPOSALS

We have been notified that two stockholders intend to present proposals for consideration at the annual meeting. The stockholder proposals and supporting statements appear in italics below, and we present the proposals as they were submitted to us. We recommend that you vote against the following stockholder proposals. Our responses are contained immediately after each proposal.

FIRST STOCKHOLDER PROPOSAL

William C. Thompson, Jr., Comptroller, City of New York, on behalf of the Boards of Trustees of the New York City Pension Funds, 1 Center Street, New York, New York 10007-2341, which hold approximately 3,137,100 shares of company stock, has submitted the following proposal for consideration at the annual meeting.

Stockholder Resolution

Resolved, that the shareholders of Charles Schwab (“Company”) hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1.	Policies and procedures for political contributions (both direct and indirect) made with corporate funds.

2.	Monetary and non-monetary political contributions and expenditures not deductible under section 162(e)(1)(B) of the Internal Revenue Code, including but not limited to contributions to or expenditures on behalf of political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code and any portion of any dues or similar payments made to any tax exempt organization that is used for an expenditure or contribution if made directly by the corporation would not be deductible under section 162(e)(1)(B) of the Internal Revenue Code. The report shall include the following:

a.	An accounting of the Company’s funds that are used for political contributions or expenditures as described above;

b.	Identification of the person or persons in the Company who participated in making the decisions to make the political contribution or expenditure; and

c.	The internal guidelines or policies, if any, governing the Company’s political contributions and expenditures.

The report shall be presented to the board of directors’ audit committee or other relevant oversight committee and posted on the company’s website to reduce costs to shareholders.

Stockholder’s Statement of Support

As long-term shareholders of Charles Schwab, we support transparency and accountability in corporate spending on political activities. These activities include direct and indirect political contributions to candidates, political parties or political organizations; independent expenditures; or electioneering communications on behalf of a federal, state or local candidate.

Disclosure is consistent with public policy and in the best interest of Charles Schwab and its shareholders. Absent a system of accountability, company assets can be used for policy objectives that may be inimical to the long-term interests of and may pose risks to Charles Schwab and its shareholders.

Charles Schwab contributed at least $88,000 in corporate funds since the 2002 election cycle (CQ’s PoliticalMoneyLine, available at http://moneyline.cq.com/pml/home.do and National Institute on Money in State Politics, available at http://www.followthemoney.org./).

However, relying on publicly available data does not provide a complete picture of the Company’s political expenditures. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. The proposal asks the Company to disclose all of its political contributions, including payments to trade associations and other tax exempt organizations. This would bring our Company in line with

STOCKHOLDER PROPOSALS

a growing number of leading companies, including Pfizer, Dell, Aetna and American Electric Power that support political disclosure and accountability and disclose this information on their websites.

Relying on publicly available data does not provide a complete picture of the Company’s political expenditures. The Company’s Board and its shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets. Thus, we urge your support for this critical governance reform.

Board of Directors’ Recommendation Against and Statement of Opposition to the First Stockholder Proposal

In each of the past two years, stockholders defeated similar proposals regarding political contributions. We noted in response to those proposals that our policies advance the interests of the company’s stockholders and clients, and that the minimal funding contributed to organizations of the type listed in the proposal (which are generally in support of communities in which we live) was a better use of company resources than the expense of implementing the stockholder proposal.

Our reasons have not changed. In particular, we are concerned that stockholder proposals of this type are designed for a political discussion rather than to enhance shareholder value.

We recommend a vote against the first stockholder proposal.

SECOND STOCKHOLDER PROPOSAL

The Free Enterprise Action Fund, 12309 Briarbush Lane, Potomac, MD 20854 which holds approximately 870 shares of company stock, has submitted the following proposal for consideration at the annual meeting.

Stockholder Resolution

Resolved: That the Company amend its bylaws to no longer permit shareholders to submit precatory (non-binding or advisory) proposals for consideration at annual shareholder meetings, unless the board of directors takes specific action to approve submission of such proposals.

Stockholder’s Statement of Support

Stock ownership has become politicized. Many shareholders own stock in publicly-owned corporations in order to use the corporations as a means of advancing the particular shareholders’ social or political agenda.

A primary tool of “activist” shareholders is the submission of non-binding precatory (advisory) proposals for discussion and vote at annual meetings of shareholders.

Past examples of precatory proposals submitted to the Company by activist shareholders include:

•	Disclosure of the Company’s political contributions (New York City Pension Funds in 2007 and International Brotherhood of Teamsters in 2006);

•	Change in the process for the election of directors (Sheet Metal Workers National Pension Fund, 2006 and New York City Pension Funds in 2005); and

•	Control executive compensation (International Union of Bricklayers and Allied Craftworkers, 2006).

STOCKHOLDER PROPOSALS

We believe the purpose of such proposals is to harass and intimidate the Company into taking action that it would not ordinarily undertake and that, in fact, may be harmful to the Company and bona fide shareholders.

In 2006, for example, the International Brotherhood of Teamsters used its proposal to pressure the Company into not supporting efforts to reform the Social Security system. Such reform, however, may have allowed more individuals to open personal retirement accounts with the Company, which would potentially increase corporate profits.

Board of Directors’ Recommendation Against and Statement of Opposition to the Second Stockholder Proposal

We believe that there are more effective means for stockholders to communicate with us other than through non-binding proposals. As noted in response to the first stockholder proposal above, we are concerned that some proposals are designed for purposes other than to enhance shareholder value. The cost of responding to them may exceed any benefit to our stockholders.

However, we also believe that there may be instances where it is appropriate to submit a non-binding proposal. We are concerned that this proposal goes too far by seeking a bylaw amendment to eliminate that right, and therefore we do not support it.

We recommend a vote against the second stockholder proposal.

INFORMATION ABOUT VOTING PROCEDURES

How is my vote counted?

You may vote either “for” or “against” or “abstain” from voting on each director nominee. If you abstain from voting on any director nominee, the abstention will not count as a vote cast on the proposal to elect that director.

You may vote “for” or “against” or “abstain” from voting on the two stockholder proposals. If you abstain from voting on any of these proposals, it will have the same effect as a vote “against” that proposal.

If you provide your voting instructions on your proxy, your shares will be voted:

•	as you instruct, and

•	according to the best judgment of Charles R. Schwab and Carrie E. Dwyer if a proposal comes up for a vote at the meeting that is not on the proxy.

If you do not indicate a specific choice on the proxy you submit for one or more proposals, your shares will be voted (with respect to the proposal or proposals on which you do not vote):

•	for the five named nominees for directors,

•	against each of the two stockholder proposals, and

•	according to the best judgment of Mr. Schwab and Ms. Dwyer if a proposal comes up for a vote at the meeting that is not on the proxy.

How will my shares be voted if other business is presented at the annual meeting?

We know of no business other than the proposals contained in the proxy statement to be considered at the meeting. However, if:

•	other matters are properly presented at the meeting, or at any adjournment or postponement of the meeting, and

•	you have properly submitted your proxy,

then Mr. Schwab and Ms. Dwyer will vote your shares on those matters according to their best judgment.

What if I change my mind after I submit my proxy?

You may revoke your proxy and change your vote by:

•	signing a proxy card with a later date and returning it before the polls close at the meeting,

•	voting by telephone or on the Internet before 12:00 p.m., Central Time, on May 14, 2008, or

•	voting at the meeting.

How many votes must the director nominees receive to be elected as directors?

A director must receive more “for” than “against” votes to be elected as a director. If a director does not receive more “for” than “against” votes, the director may be eligible under Delaware law to continue to serve a “holdover” term until the next annual meeting of stockholders. However, in the event that a director does not receive more “for” than “against” votes, our corporate governance guidelines provide that the Nominating and Corporate Governance Committee shall meet within 90 days after the final certification of the vote and evaluate the director’s continued service for a holdover term. Under the guidelines, the Nominating and Corporate Governance Committee should consider the following:

•	the reasons for the director’s failure to receive an affirmative majority of votes,

•	the director’s qualifications and skills and contributions to the Board and Board committees,

•	the effect on Board composition without the director’s continued service during the holdover term on the Board or Board committees,

•	whether there are qualified candidates to fill a vacancy if the affected director immediately resigned from the Board or Board committees, and

•	the guidelines for considering director candidates established by the Nominating and Corporate Governance Committee.

INFORMATION ABOUT VOTING PROCEDURES

In making its evaluation, the Nominating and Corporate Governance Committee may determine that:

•	the director should continue to serve a holdover term on the Board,

•	the director should continue service on the Board for a predetermined period (but less than a full holdover term),

•	the director should continue service on the Board for a holdover term or predetermined period but resign from one or more Board committees, or

•	the director should immediately resign from the Board.

If the Nominating and Corporate Governance Committee determines that the affected director should resign from the Board or one or more Board committees, the director will be expected to submit his or her resignation immediately upon such determination. The Nominating and Corporate Governance Committee’s determination, including the reasons for such determination, will be publicly disclosed on a Form 8-K filed with the Securities and Exchange Commission.

What happens if a director nominee is unable to stand for election?

The board may reduce the number of directors or select a substitute nominee. In the latter case, if you have submitted your proxy, Mr. Schwab and Ms. Dwyer can vote your shares for a substitute nominee. They cannot vote for more than five nominees.

How many votes are needed for the two stockholder proposals?

The stockholder proposals will be approved if a majority of the shares present at the meeting in person or by proxy and entitled to vote on the proposal vote for approval.

What is a “broker non-vote”?

A broker non-vote occurs when a brokerage firm holding shares in street name for a beneficial owner does not vote on a proposal because the broker has not received instructions from the beneficial owner and does not have discretionary voting power with respect to the proposal.

What is the effect of not providing voting instructions if my shares are held in street name?

Brokerage firms have authority to vote clients’ unvoted shares on some “routine” matters. When a brokerage firm votes its clients’ unvoted shares on routine matters, these shares are counted to determine if a quorum exists to conduct business at the meeting. A brokerage firm cannot vote clients’ unvoted shares on non-routine matters, which results in a broker non-vote. A broker non-vote will be treated as not being entitled to vote on the proposal. For proposals that require a majority of votes voting on the proposal to be approved (such as the stockholder proposals), a broker non-vote will not be counted for purposes of determining whether the proposal has been approved.

The company’s proposal to elect directors is considered a routine matter, but the stockholder proposals are not.

As a brokerage firm, Charles Schwab & Co., Inc. may vote its clients’ unvoted shares on routine matters. However, as the company’s subsidiary, when it is voting on company proposals, it can vote unvoted company shares held in brokerage accounts only in the same proportion as all other stockholders vote.

If you have a stockbroker or investment advisor, they may be able to vote your shares depending on the terms of the agreement you have with them.

INFORMATION ABOUT VOTING PROCEDURES

What is the effect of not submitting my proxy if my shares are held in a retirement plan?

A purchasing agent under a retirement plan may be able to vote a participant’s unvoted shares. For example, if you are a participant in The SchwabPlan Retirement Savings and Investment Plan, the plan’s purchasing agent, under certain circumstances, can vote your shares. Specifically, the purchasing agent will vote shares you hold under the Employee Stock Ownership Plan (ESOP) component of The SchwabPlan Retirement Savings and Investment Plan if the purchasing agent does not receive voting instructions from you. The purchasing agent will vote your unvoted shares held under the ESOP component of the overall plan in the same proportion as all other plan participants vote their shares held under the ESOP component of the overall plan.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts at the transfer agent or with stockbrokers. Please complete and submit all proxies to ensure that all your shares are voted.

Unless you need multiple accounts for specific purposes, it may be less confusing if you consolidate as many of your transfer agent or brokerage accounts as possible under the same name and address.

Is my vote kept confidential?

Proxies, ballots and voting tabulations identifying stockholders are kept confidential by our transfer agent and will not be disclosed except as may be necessary to meet legal requirements.

Where do I find voting results of the meeting?

We will announce preliminary voting results at the annual meeting. We will publish the final results in our quarterly report on Form 10-Q for the second quarter of 2008. You may access a copy electronically on our website at www.aboutschwab.com/investor by clicking on “Financials & SEC Filings” or through the SEC’s electronic data system called EDGAR at www.sec.gov. You may also obtain a copy by contacting our Investor Relations Hotline at (415) 636-2787.

Voting results are tabulated and certified by our transfer agent, Wells Fargo Bank, N.A.

INFORMATION ABOUT THE PROXY STATEMENT AND PROPOSALS

Who pays the cost for proxy solicitation?

The company is paying for distributing and soliciting proxies. As a part of this process, the company reimburses brokers, nominees, fiduciaries and other custodians for reasonable fees and expenses in forwarding proxy materials to stockholders.

Employees of the company or its subsidiaries may solicit proxies through mail, telephone, the Internet or other means. Employees do not receive additional compensation for soliciting proxies.

How do I submit a stockholder proposal for next year’s annual meeting?

If you want us to consider including a proposal in our proxy statement next year, you must deliver it to the Corporate Secretary at the company’s principal executive office no later than November 28, 2008. The company’s bylaws contain specific procedural requirements regarding a stockholder’s ability to nominate a director or submit a proposal to be considered at a meeting of stockholders. The bylaws are available on our website at www.aboutschwab.com/governance. In addition, you may obtain a copy of our bylaws by contacting the Assistant Corporate Secretary at the address in the “Corporate Governance Information” section of this proxy statement.

For next year’s annual meeting of stockholders, the persons appointed by proxy to vote stockholders’ shares will vote those shares according to their best judgment on any stockholder proposal the company receives after March 16, 2009.

What is “householding”?

“Householding” means that we deliver a single set of proxy materials to households with multiple stockholders, provided such stockholders give their affirmative or implied consent and certain other conditions are met.

Some households with multiple stockholders already may have provided the company with their affirmative consent or given a general consent to householding. We will provide only one set of proxy materials to each such household, unless we receive contrary instructions.

We will promptly deliver separate copies of our proxy statement and annual report at the request of any stockholder who is in a household that participates in the householding of the company’s proxy materials. You may call the Assistant Corporate Secretary at (415) 636-3087 or send your request to the Assistant Corporate Secretary at the address in the “Corporate Governance Information” section of this proxy statement.

If you currently receive multiple copies of the company’s proxy materials and would like to participate in householding, please contact the Assistant Corporate Secretary.

INFORMATION ABOUT THE ANNUAL MEETING

How do I register for the annual meeting?

You must register in advance if you plan to attend the annual meeting. In accordance with our security procedures, you will be asked to present a picture identification to enter the meeting. Attendance at the annual meeting is limited to stockholders or one named representative of a stockholder. Seating is limited and, therefore, admission to the annual meeting is on a first-come, first-served basis.

To register, you may either:

•	go to www.schwabevents.com,

•	write the Assistant Corporate Secretary at the address in the “Corporate Governance Information” section of this proxy statement,

- or -

•	call the Assistant Corporate Secretary at (415) 636-3087.

You will be asked to provide your name, complete mailing address, and proof that you own Schwab shares (such as the number of the Schwab account in which you hold the shares, or a photocopy of a current brokerage or other account statement). If you will be naming a representative to attend the meeting on your behalf, the name, address and telephone number of that individual must also be provided.

How do I access the webcast of the annual meeting?

For information on how to access the real-time webcast of the annual meeting, go to www.schwabevents.com.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 15, 2008:

The proxy statement and annual report to security holders are available in the “Investor Relations” section of our web site at www.aboutschwab.com.

By Order of the Board of Directors,

CARRIE E. DWYER

EXECUTIVE VICE PRESIDENT,

GENERAL COUNSEL AND

CORPORATE SECRETARY

MARCH 28, 2008

SAN FRANCISCO, CALIFORNIA

THE CHARLES SCHWAB CORPORATION

101 Montgomery Street

San Francisco, California 94104

(415) 636-7000

www.schwab.com

LGL-13902-09 (3/08)

THE CHARLES SCHWAB CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 15, 2008

2:00 p.m. (Pacific Time)

Westin Hotel

50 Third Street

San Francisco, California

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to be held on May 15, 2008:

The proxy statement and annual report to security holders are available in the “Investor Relations” section of our web site at www.aboutschwab.com.

The Annual Meeting of Stockholders will be broadcast over the Internet. For information about the real-time webcast, visit www.schwabevents.com.

THE CHARLES SCHWAB CORPORATION

101 Montgomery Street

San Francisco, CA 94104	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 15, 2008.

The shares of stock you hold in your account, as well as any shares you hold under The Charles Schwab Corporation Dividend Reinvestment Plan, Employee Stock Purchase Plan and/or The SchwabPlan Retirement Savings and Investment Plan will be voted as you specify on the reverse side.

If you sign and return your proxy card and no choice is specified, your shares will be voted “FOR” Proposal 1 and “AGAINST” Proposals 2 and 3.

By signing the proxy, you revoke all prior proxies and appoint Charles R. Schwab and Carrie E. Dwyer with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 14, 2008.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — www.eproxy.com/schw — QUICK *** EASY *** IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 14, 2008.
•

Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to The Charles Schwab Corporation, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

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The Board of Directors Recommends a Vote FOR Items 1(a) through 1(e) and AGAINST Items 2 and 3.
Election of directors:
	FOR	AGAINST	ABSTAIN				FOR	AGAINST	ABSTAIN

1(a) Frank C. Herringer	☐	☐	☐	1(d) Roger O. Walther			☐	☐	☐
1(b) Stephen T. McLin	☐	☐	☐	1(e) Robert N. Wilson			☐	☐	☐
1(c) Charles R. Schwab	☐	☐	☐

2. Stockholder proposal regarding political contributions				☐	For	☐	Against	☐	Abstain

3. Stockholder proposal regarding submission of non-binding stockholder proposals				☐	For	☐	Against	☐	Abstain

WHEN THIS PROXY IS PROPERLY EXECUTED YOUR SHARES WILL BE VOTED: (1) AS DIRECTED; (2) IF NO DIRECTION IS GIVEN, FOR PROPOSALS 1(A) THROUGH 1(E) AND AGAINST PROPOSALS 2 AND 3; AND (3) ACCORDING TO THE BEST JUDGMENT OF CHARLES R. SCHWAB AND CARRIE E. DWYER IF ANY OTHER MATTER COMES BEFORE THE ANNUAL MEETING FOR A VOTE.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.